EXHIBIT (c)(ix)

Queensland Treasury Corporation Annual Report for the Year Ended June 30, 2016.

FORWARD-LOOKING STATEMENTS

This exhibit contains forward-looking statements. Statements that are not historical facts, including statements about the State of Queensland’s (the “State” or “Queensland”) beliefs and expectations, are forward-looking statements. These statements are based on current plans, budgets, estimates and projections and therefore you should not place undue reliance on them. The words “believe”, “may”, “will”, “should”, “estimate”, “continue”, “anticipate”, “intend”, “expect”, “forecast” and similar words are intended to identify forward-looking statements. Forward-looking statements speak only as of the date they are made, and neither the Queensland Treasury Corporation nor the State undertake any obligation to update publicly any of them in light of new information or future events.

Forward-looking statements are based on current plans, estimates and projections and, therefore, undue reliance should not be placed on them. Although the Queensland Treasury Corporation and the State believe that the beliefs and expectations reflected in such forward-looking statements are reasonable, no assurance can be given that such beliefs and expectations will prove to have been correct. Forward-looking statements involve inherent risks and uncertainties. We caution you that actual results may differ materially from those contained in any forward-looking statements.

A number of important factors could cause actual results to differ materially from those expressed in any forward-looking statement. Factors that could cause the actual outcomes to differ materially from those expressed or implied in forward-looking statements include:

•	the international and Australian economies, and in particular the rates of growth (or contraction) of the State’s major trading partners;

•	the effects, both internationally and in Australia, of any further global financial crisis, any subsequent economic downturn, the ongoing economic, banking and sovereign debt crisis in Europe and any stalling of the protracted United States recovery;

•	increases or decreases in international and Australian domestic interest rates;

•	changes in the State’s domestic consumption;

•	changes in the State’s labor force participation and productivity;

•	downgrades in the credit ratings of the State and Australia;

•	changes in the rate of inflation in the State;

•	changes in environmental and other regulation; and

•	changes in the distribution of revenue from the Commonwealth of Australia Government to the State.

ANNUAL REPORT 2015-16

QUEENSLAND TREASURY CORPORATION

ANNUAL
REPORT
2015-16
AUDAX AT FIDELIS
QUEENSLAND TREASURY CORPORATION

ANNUAL	QUEENSLAND TREASURY CORPORATION
REPORT 2015-16

CONTENTS

Letter of compliance	1

What is QTC?	2

Queensland Treasury Corporation role and responsibilities	3

Chairman and Chief Executive’s report	4

Creating value for the State and clients	6

Achieving sustainable access to funding	8

Striving for organisational excellence	10

Ensuring corporate governance	12

Financial Statements	17

Appendices	49

QUEENSLAND TREASURY CORPORATION	ANNUAL
REPORT 2015-16

22 September 2016

The Honourable Curtis Pitt MP

Treasurer, Minister for Aboriginal and Torres Strait Islander Partnerships and Minister for Sport

GPO Box 611

Brisbane QLD 4001

Dear Treasurer

I am pleased to present the Annual Report 2015–16 and financial statements for Queensland Treasury Corporation.

I certify that this Annual Report complies with:

•	the prescribed requirements of the Financial Accountability Act 2009 and the Financial and Performance Management Standard 2009, and

•	the detailed requirements set out in the Annual Report requirements for Queensland Government agencies.

A checklist outlining the annual reporting requirements can be found at page 52 of this annual report or accessed at www.qtc.com.au.

Sincerely

Gerard Bradley

Chairman

LEVEL 6, 123 ALBERT STREET, BRISBANE QUEENSLAND AUSTRALIA 4000

GPO BOX 1096, BRISBANE QUEENSLAND AUSTRALIA 4001

T: 07 3842 4600  •  F: 07 3221 4122  •  QTC.COM.AU

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ANNUAL	QUEENSLAND TREASURY CORPORATION
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WHAT IS QTC?

Queensland Treasury Corporation has a statutory responsibility to advance the financial position of the State, and a mandate to manage and minimise financial risk in the public sector and provide value-adding financial solutions to its public sector clients. Established under the Queensland Treasury Corporation Act 1988, QTC is a corporation sole, reporting through the Under Treasurer to the Treasurer and Queensland Parliament.

VISION Securing Queensland’s financial success
MISSION To deliver optimal financial outcomes through sound funding and financial risk management

VALUES

CLIENT FOCUS

We build strong partnerships with our clients to deliver simple and well-designed solutions that achieve quality outcomes for Queensland.

TEAM SPIRIT

We work as one team, taking joint responsibility for achieving our vision and collaborating to achieve outstanding performance.

EXCELLENCE

We aim for excellence using flexible and agile processes to continuously improve.

RESPECT

We show respect by recognising contributions, welcoming ideas, acting with honesty, being inclusive and embracing diversity.

INTEGRITY

We inspire trust and confidence in our colleagues, clients, stakeholders and investors by upholding strong professional and ethical standards.

2015-19 STRATEGIC PLAN
STRATEGIC GOALS
1 State and client value
2 Sustainable funding
3 Organisational excellence

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QUEENSLAND TREASURY CORPORATION	ANNUAL
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QUEENSLAND TREASURY CORPORATION

ROLE AND RESPONSIBILITIES

As the Queensland Government’s central financing authority, Queensland Treasury Corporation (QTC) plays a pivotal role in securing the State’s financial success.

With a focus on whole-of-State outcomes, QTC provides a range of financial services to the State and its public sector entities, including local governments. These services include debt funding and management, cash management facilities, financial risk management advisory services, and specialist public finance education.

DEBT FUNDING AND MANAGEMENT

QTC borrows funds in the domestic and global markets in the most cost-effective manner and in a way that minimises liquidity risk and refinancing risk. QTC achieves significant economies of scale and scope by issuing, managing and administering the State’s debt funding.

QTC works closely with Queensland’s public sector entities, including local governments, to assist them to effectively manage their financial transactions, minimise their financial risk and achieve the best financial solutions for their organisation and the State.

CASH MANAGEMENT FACILITIES

QTC assists the State’s public sector entities to make the best use of their surplus cash balances within a conservative risk management framework. It offers overnight and fixed-term facilities and a managed cash fund.

FINANCIAL RISK MANAGEMENT ADVISORY SERVICES
QTC offers a range of financial risk management advisory services to clients, including:
•	support to ensure financial risks are identified and effectively managed
•	advice on financial and commercial considerations
•	expertise in financial transactions and structures
•	project management support to deliver key fiscal outcomes, and
•	collaboration with the financial markets and private sector institutions.

SPECIALIST PUBLIC FINANCE EDUCATION

QTC offers a range of education and training courses that complements its products and advisory services and allows it to share its specialist financial, commercial, treasury management and risk management expertise with clients. Courses are developed and delivered by QTC’s experienced professionals and industry experts.

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ANNUAL	QUEENSLAND TREASURY CORPORATION
REPORT 2015-16

CHAIRMAN AND

CHIEF EXECUTIVE’S REPORT

In 2015-16, Queensland Treasury Corporation successfully delivered significant whole-of-State and client benefits, successfully funded the State’s term debt borrowing program, and achieved an operating profit from its capital markets operations of $46.9 million.

FUNDING REQUIREMENTS ACHIEVED

Strong investor demand for primary issuance supported the successful early completion of the State’s $5.9 billion term debt borrowing program for 2015–16 in March, and prefunded $1 billion towards the 2016–17 funding requirement and approximately $3 billion for future years by year end.

Issuance highlights included:

•

the establishment of three benchmark bonds dated longer than 10 years—a first for QTC—that further smoothed and extended QTC’s maturity profile and helped balance client drawdowns and debt requirements

•	the issuance of $7.6 billion of benchmark bonds via public issuance, including five syndicated transactions for $5.85 billion and five tenders for $1.75 billion
•

the trade of $130.2 billion of QTC’s bonds in the secondary market over the year by QTC’s Fixed Income Distribution Group of 12 banks, demonstrating the strength of QTC’s liquid benchmark bond program, and

•	an increase in the number of significant new investors, and geographic diversity of those investors, that joined QTC and its existing investors to support the State and invest in QTC.

QTC’s Cash Fund retained its position as the strongest performing cash fund in both its own and the enhanced category in Australia. For the first time since its establishment, the fund exceeded $10 billion of funds under management during the year, with $8.2 billion under management at year end.

On 14 June 2016, the Queensland Government announced its 2016–17 State Budget, which was followed by QTC’s announcement of its 2016–17 borrowing program with a requirement for $7.3 billion in term debt—around $3.3 billion less than previously forecast in the mid-year update to QTC’s 2015-16 borrowing program, released in December 2015. The reduction in the 2016–17 borrowing requirement is primarily as a consequence of pre-funding undertaken by QTC in 2015–16.

COMMITMENT TO THE MARKETS

QTC acknowledges that its long-standing and highly-respected global reputation with investors and market intermediaries is essential to its ongoing ability to fund the State. In 2016–17, as in previous years, QTC’s interactions within the global debt capital markets will be exemplified by its commitment to open and transparent communication.

QTC’s principal source of funding will remain its AUD benchmark bonds program. Subject to client requirements and market conditions, term debt will be issued to smooth QTC’s maturity profile and, potentially, launch new term debt maturities. Issuance in QTC’s benchmark curve will be complemented by non-benchmark bond issuance as opportunities arise; a minimum of approximately $5 billion in short-term debt outstandings will be maintained.

CREDIT RATINGS AFFIRMED

In the year under review, both Standard & Poor’s and Moody’s Investors Service reaffirmed Queensland’s and QTC’s credit ratings. On 15 October 2015, Moody’s Investors Service released its credit opinion for Queensland and QTC, with no change to the current Aa1/P1 credit rating and the negative outlook.

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On 17 November 2015, Standard & Poor’s affirmed Queensland’s and QTC’s credit rating at AA+/A-1+ with the outlook remaining stable. Queensland’s diverse economy, prudent approach to debt management, development of medium- and long-term fiscal and economic strategies and prudent expenditure management were cited.

CONTRIBUTION TO GOVERNMENT’S MAJOR PRIORITIES

In its role as the Government’s independent financial advisor, QTC has a strong understanding of the financial opportunities and risks facing the State’s public sector entities. In 2015–16, QTC facilitated the design and delivery of the Government’s key fiscal initiatives, including the merger of Energex and Ergon Energy, and developed further opportunities and strategies within the Government policy framework. QTC’s strong partnership with Government in the delivery of these initiatives reflects QTC’s unique capability to implement commercial outcomes in public sector organisations across the State.

NEW CLIENT PRODUCTS

In April, QTC introduced a new suite of simplified and standardised debt and investment products for clients to reduce account complexity and administration. Directly impacting around $5 billion of client loans, the transition to the new products was timely and seamless. In combination with these changes, QTC also implemented a revised approach to the funding and management of the debt supporting QTC’s $90 billion of loans to clients with an expectation of delivering greater flexibility and a lower cost of debt to the State. These changes represent a significant improvement in QTC’s capability to deliver ongoing relevant and lower cost funding solutions in the future and, with the implementation involving almost all of the organisation at some point, is a credit to all involved.

SIGNIFICANT CLIENT ASSIGNMENTS INCREASED

QTC’s advisory team delivered more than 150 major assignments for its Queensland public sector clients, helping them to optimise their financial outcomes and manage their financial risks. Highlights for the year included the provision of high-level business planning for major Government entities, the design and development of innovative new funding initiatives, provision of business sustainability and credit-related advice across the full spectrum of QTC’s clients, and the implementation of industry-specific financial modelling tools to improve clients’ business practices.

OPERATING RESULTS

In 2015–16, QTC recorded an operating profit after tax from its capital markets operations of $46.9 million (2014–15: $41.3 million), mainly attributable to earnings on capital, plus fair value accounting gains associated with the management of QTC’s funding task and balance sheet.

QTC borrows in advance of requirements to ensure public sector entities have ready access to funding when required, to reduce the risk associated with refinancing maturing loans, and for liquidity management purposes. As a consequence of market changes, realised and unrealised accounting gains or losses may be recorded during the year which, depending on whether these transactions are held to maturity, may be reversed in subsequent accounting periods.

Separate from QTC’s capital markets operations, QTC’s long-term assets, which comprises the investments set aside primarily to support the State’s defined benefit superannuation, recorded a loss of $908.6 million (2014–15: $151.3 million profit). Managed by QIC, these assets were transferred to QTC by the Queensland Government under an administrative arrangement in 2008; in return, QTC issued fixed-rate notes to the State that provide a fixed rate of return. While QTC bears the fluctuations in the value and returns on the asset portfolio, there is no cash flow effect for QTC. Any losses incurred by this segment have no impact on QTC’s capital markets activities or its ability to meet its obligations.

REVITALISED OPERATING MODEL, STRUCTURE AND SYSTEMS

To maximise the benefits of the program of work and to ensure its capacity to meet the Government’s emerging financial needs, QTC has implemented a new organisational structure, business operating model and a range of new technologies to enhance its financial and risk management systems and processes. Nearing completion, the program is already delivering organisational efficiencies and streamlined processes that have facilitated the redirection of resources to the frontline delivery of services.

NEW BOARD MEMBERS APPOINTED

QTC’s Board has been further enhanced over the past year with the appointment of Karen Smith-Pomeroy (effective 9 July 2015) and, following the resignation of Stephen Bizzell, Anne Parkin (effective 1 July 2016).

POSITIONED FOR ONGOING SUCCESS

With its new organisational structure, supported by its revitalised business model and operating systems, QTC’s management has positioned the organisation to successfully achieve its three strategic goals—to deliver value to the State and its clients; to ensure access to sustainable funding; and to achieve organisational excellence. The achievements of the past year have provided a stronger, more sustainable foundation from which QTC and its talented employees will be able to contribute a significant, meaningful and tangible benefit to help secure the State’s financial success.

G P BRADLEY	P C NOBLE
Chairman	Chief Executive

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ANNUAL	QUEENSLAND TREASURY CORPORATION
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CREATING VALUE FOR

THE STATE AND CLIENTS

In 2015–16, QTC contributed significant, positive financial results for the State and its public sector entities through the delivery of debt funding and management, cash management, financial advisory, and specialist public finance education services. Its continued focus on delivering whole-of-State outcomes by providing advice and initiatives that enable clients to make better business decisions and improve revenue has been integral to this success.

FINANCIAL ADVICE FOR THE STATE’S PUBLIC SECTOR

In the year under review, QTC completed a broad range of financial advisory assignments to assist its clients and the State to address financial risk management issues and make fully informed business decisions.

Through the delivery of more than 150 major client advisory assignments, QTC assisted clients to deliver budget savings, improve revenue and mitigate financial risks. These assignments have included:

•	high-level, business forward planning for major government entities

•	business sustainability and credit related advice across the full spectrum of QTC’s clients

•	developing industry-specific financial modelling tools to improve clients’ business practices

•	business case and project evaluation for infrastructure and assets of all sizes, and

•	procurement and tender evaluation, including contract reviews and market sounding proposals.

With a mandate for creating whole-of-state value, our advisory assignments range in scope, complexity and monetary value but all contribute to creating the best outcomes for Queensland.

DELIVERING ON THE DEBT ACTION PLAN

Working closely with Queensland Treasury, QTC facilitated the design and delivery of a number of initiatives from the review of the State’s balance sheet and implementation of the Government’s Debt Action Plan, including the:

•	adoption of a whole-of-State analysis of the State’s financial assets and liabilities

•	merger of the Energex and Ergon Energy into Energy Queensland, effective 1 July 2016

•	delivery of a number of reform initiatives for the Government-owned Corporation sector, and

•	review and capital restructure of the Government’s energy network and other Government-owned businesses to more commercial gearing levels.

TAILORING TOOLS FOR CLIENTS’ INDUSTRIES

QTC has continued to invest resources to develop financial modelling tools that deliver forecasts tailored to our clients’ industry needs. In the year under review we developed more than 40 client-specific financial modelling tools to improve clients’ business practices. Of significance, these included:

•	WISDOM, an integrated strategic water demands option model that was specifically developed for local governments who manage their own water assets or are planning for significant future network upgrades. The model is designed to help councils optimise existing assets and new water infrastructure investment, and

•	a forecasting model for QTC’s university clients, engaging with seven universities to enable them with new capabilities in analysing their long-term financial performance.

EXPANDING FINANCIAL MANAGEMENT EXPERTISE

In 2015–16, QTC added significant value to enhancing the management and financial sustainability of the State’s health services. With Health representing a significant part of the State’s Budget, QTC committed to providing tools and resources to its Health clients to improve financial management, increase the quality and availability of information required for decision making, and integrate medium- to long-term planning elements.

Working closely with the Department of Health and the State’s Hospital and Health Services (HHSs), QTC built and implemented a financial forecasting model and a cash-flow monitoring tool, and is facilitating a staged implementation process of the model to the State’s HHSs.

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QUEENSLAND TREASURY CORPORATION	ANNUAL
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FOSTERING STRONG RELATIONSHIPS WITH LOCAL GOVERNMENTS

QTC continued to foster strong relationships with its local government clients with 256 individual client visits for the year as part of 130 trips to local government regions. In 2015–2016, significant work was undertaken to complete nine credit reviews and 30 Annual Borrowing Assessments for local governments. Throughout the year we have worked closely with our local government clients and provided a broad range of advice ranging from structural options for major council owned assets and project evaluation and business case assessment for new council infrastructure.

FACILITATING INNOVATIVE FUNDING

QTC assisted Queensland Treasury to develop the structure underpinning the pilot stages of the Social Benefits Bond Program. This innovative funding initiative is designed to tackle complex social challenges with new funding that complements but does not compete with grants for existing social services.

QTC was engaged to provide expertise primarily in relation to market sounding, financial analysis and bond design.

HIGH QUALITY DEBT AND CASH MANAGEMENT PRODUCTS

QTC achieved a key milestone this year, with the successful transition of 83 clients and their 391 loans—with combined total borrowings of approximately $5.1 billion—to its new product suite of low-cost loans and high-performing investment facilities. In addition to industry-standard benefits, the new product suite has reduced the loan administration burden for both clients and QTC.

DEBT MANAGEMENT

QTC has continued to successfully deliver its core mandate of providing clients with a lower cost of funds—by capturing the significant economies of scale and scope in the issuance, management and administration of the State’s debt. This was managed in a period where financial markets were challenged as interest rates moved to historically low levels.

CASH MANAGEMENT

QTC offers cash management products that enable its clients to maximise the value of their surplus funds. In 2015–16, QTC’s Capital Guaranteed Cash Fund provided strong returns and outperformed its benchmark, the Bloomberg AusBond Bank Bill Index, by 69 basis points. During the year, the Cash Fund attracted new clients and, on 30 September 2015, it reached a milestone with more than $10 billion of funds under management—the highest amount in its history. With $8.2 billion on issue it remains one of the largest managed funds in Australia.

CLIENT ACCESS WEBSITE PORTAL

In 2015–16, QTC made significant progress in the development of a new client portal as part of the organisations’ new website to be launched in the second half of 2016. The portal has been built using an industry-standard transaction platform and will provide QTC’s clients with new functionality to improve efficiency in their dealings with QTC.

QTC CLIENT SURVEY

QTC’s annual client survey showed consistently strong results for 2015–16; clients rated their sentiment towards QTC as 8.2 out of ten (2014-15: 8.4) and the value QTC delivered to their organisation as 7.8 (2014-15: 7.9).

EDUCATION PROGRAM

QTC’s role in equipping clients with specialist financial knowledge and capabilities has continued with more than 860 employees from 68 organisations completing courses in QTC’s public sector finance education program.

LOANS TO CLIENTS

	TOTAL DEBT OUTSTANDING	TOTAL DEBT OUTSTANDING
	(MARKET VALUE)	(MARKET VALUE)
	30 JUNE 16	30 JUNE 15
	A$000	A$000
Government General*	38 394 707	44 790 588
Energy	25 970 955	19 115 918
Water	14 597 305	13 393 671
Local Governments	6 507 397	6 900 944
Transport	4 276 921	4 189 757
Education	706 016	630 353
Other	369 726	397 758

Total	90 823 027	89 418 988

* Government General includes Departments (Education and Training, Housing and Public Works, State Development, Transport and Main Roads), Health and Treasury

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ANNUAL	QUEENSLAND TREASURY CORPORATION
REPORT 2015-16

ACHIEVING SUSTAINABLE

ACCESS TO FUNDING

In the year under review, QTC raised $5.9 billion of term debt to meet its clients annual funding requirements and to refinance debt maturities. QTC also undertook pre-funding and consolidated switches of shorter term debt into longer term debt. Investor demand for QTC debt was strong over the year, with primary issuance well supported, enabling QTC to smooth and extend its maturity profile.

MEETING THE STATE’S FUNDING REQUIREMENTS

Through the high-quality execution of term debt issuance in 2015–16, QTC affirmed its reputation as a premium issuer with investors and its Fixed Income Distribution Group. QTC demonstrated its capability to successfully launch and close large deals throughout the year at attractive pricing levels with high oversubscription rates for all public issuances.

QTC’s activities to complete the annual borrowing program and support its bonds in the market included:

•       completing the term debt requirement of $5.9 billion

•       prefunding $1 billion towards the 2016–17 funding requirement and approximately $3 billion for future years

•       issuing $7.6 billion of benchmark bonds via public issuance, including five syndicated transactions for $5.85 billion and five tenders for $1.75 billion

•       issuing two new benchmark bonds maturing in 2026 and 2028 via syndication, and

•       designating QTC’s 2033 bond (previously classified as a preferred line) as a benchmark bond once outstandings exceeded $1 billion.

QTC continued to provide the market with diverse, liquid lines that have been issued using the strength of its AA+ credit rating.

On 15 June 2016, QTC announced its $7.3 billion term debt borrowing requirement for the 2016–17 fiscal year.

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QUEENSLAND TREASURY CORPORATION	ANNUAL
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FUNDING PERFORMANCE

QTC’s proactive management of the borrowing program over the year and the management of its client funding and balance sheet activities helped to generate an improvement in QTC’s bond spreads. Market confidence in QTC’s ability to manage its future funding programs was evident through strong investor demand for each of its public issuances.

Demand for QTC’s bonds remained strong in the domestic market. A key contribution to this demand was a consequence of Australian banks being required to hold a certain amount of high quality liquid assets on their balance sheet due to regulatory requirements.

With the US Rule 144A capability embedded into QTC’s AUD bond program, QTC also saw an increase in primary issuance support from United States based investors. Investors from North America accounted for 29 per cent of issuance in QTC’s syndicated transactions for the year.

Management of transactional activity for funding, client transactions and debt rebalancing provided estimated savings of $24.9 million during 2015–16, while QTC’s total debt outstanding at year end was $89.3 billion.

QTC’s Fixed Income Distribution Group of 12 banks traded $130.2 billion of QTC’s bonds in the secondary market over the year, demonstrating the strength of QTC’s liquid benchmark bond program.

QTC’s consistent and professional approach to executing its funding program was recognised through winning the 2015 Australian Sovereign/Agency Issuer of the Year Award at the annual KangaNews Gala Awards Dinner in February.

FUNDING FACILITIES

As at 30 June 2016
FACILITY		SIZE ($M)	MATURITIES	CURRENCIES	ON ISSUE (AUD M)
	Domestic T-Note	Unlimited	7–365 days	AUD	5 056
Short-term	Euro CP	USD10,000	1–364 days	Multi-currency	754
	US CP	USD10,000	1–270 days	USD	46
	AUD Bond	Unlimited	12 benchmark lines: 2017-2026, 2028, 2033	AUD	68 740
			3 AGG[4] lines: 2017-2021	AUD	5 524
Long-term			Capital indexed bond: 2030	AUD	860
			3 floating rate notes: 2016, 2017 & 2018	AUD	6 655
	Global AUD Bond	AUD20,000	AGG[4] line: 2017 (transferable to domestic bonds)	AUD	185
	Multi-currency Euro MTN	USD10,000	Any maturity subject to market regulations	Multi-currency	1 183
	Multi-currency US MTN	USD10,000	9 months - 30 years	Multi-currency	—

1 Actual dealer entities may vary depending on the facility and location of the dealer. See Appendix E for contact details. 2 Numbers are rounded to the nearest $100 million. 3 Other clients include: universities, grammar schools, retail water entities and water boards. Note: Funding activity may vary depending upon actual client requirements, the State’s fiscal position and financial market conditions. 4 AGG – Australian Government Guaranteed

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ANNUAL	QUEENSLAND TREASURY CORPORATION
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STRIVING FOR

ORGANISATIONAL EXCELLENCE

QTC is committed to maintaining high organisational standards to provide an environment where corporate goals can be achieved and organisational risks are actively monitored and addressed.

CORPORATE RISK MANAGEMENT AND EFFICIENCY

QTC manages its risks within an enterprise-wide risk management framework. The framework supports the achievement of QTC’s corporate strategies and objectives by providing assurance that QTC’s risks are being appropriately and effectively identified and managed, using a consistent and well-understood approach for evaluating and reporting risks. QTC’s Chief Risk Officer is responsible for embedding QTC’s risk management policy and program.

Internal audit results for the year were very positive; out of 13 audits completed, six audits were rated 5 out of 5, five were rated 4 out of 5, and two rated 3 out of 5.

QTC has a framework that identifies key internal controls; control owners provide periodic assurance that the control is effective. In the year under review, all control assurances were positive. In addition, QTC’s enterprise wide risk management team assessed that each control is operating effectively.

Throughout 2015–16, QTC managed its portfolio market risk exposures, including interest rate, foreign exchange and counterparty risk, within its Board-approved risk management framework. It also managed its financial markets risks in line with industry best practice and Basel Committee recommendations. QTC continues to hold a portfolio of diverse, liquid financial securities to meet the State’s liquidity requirements, consistent with its internal and external policies.

OPERATIONAL EXCELLENCE

In 2015–16, initiatives to improve the efficiency and effectiveness of operations remained a major priority, with the implementation of the organisation’s longer-term strategy to ensure sustainability in its products, processes and systems. During the year, QTC has implemented a new organisational structure, business operating model and a range of new technologies to enhance its financial and risk management systems and processes.

Through the provision of funding for clients, QTC efficiently and accurately completed more than 70,000 transactions, with a combined turnover of $1.6 trillion, and an error rate of only 0.033 per cent.

HIGH PERFORMANCE WORKFORCE

QTC competes with the global financial industry to attract and retain its high calibre of employees. Pursuant to the Queensland Treasury Corporation Act 1988, QTC employees are hired on individual contracts, with employment practices aligned to the financial markets in which it operates.

QTC’s Board regularly reviews QTC’s remuneration framework, which comprises fixed and variable remuneration and is benchmarked against the remuneration data within the Financial Institutions Remuneration Group (FIRG provides salary survey data for the Australian finance industry). QTC’s variable remuneration framework provides an opportunity for an annual short-term incentive for eligible employees, aligned to financial-year performance, and designed to ensure market competitiveness and reward outstanding organisational, group and individual performance. The QTC Board approves the entitlement to, and the quantum of, the annual review of fixed remuneration and variable short-term incentives.

During the 2015–16 financial year, a whole-of-organisation strategic workforce planning and organisational design exercise was undertaken as a key component of a broader organisational transformation process, focused on new operating systems, new business processes, and a new business operating model. The best-practice organisational design resulted in efficiencies in simplification of workflows, organisational layers and CEO direct reports.

Key initiatives to support the organisational transformation included targeted leadership development, focused talent management and succession planning, targeted professional development initiatives, and culture and diversity programs.

Leadership development continues to be an area of organisational priority; in the year under review, focus has included leadership programs with QTC’s senior leaders, and ‘leader as coach’ refreshers.

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QTC’s Diversity and Inclusion Strategy recognises that diversity of perspective and experience improves performance, manages risk, and improves decision-making. Under the strategy’s three priority streams of culture, disability and gender, a number of initiatives were implemented, including:

•	activities to celebrate the 26 nationalities represented in QTC’s workforce

•	two partnerships with external organisations to provide employment opportunities for people with a disability, and

•	targeted mentoring for women in non-traditional roles.

QTC’s policies support flexible working, where flexibility will contribute to QTC achieving its corporate objectives. Flexible working arrangements in place at QTC during the reporting period included part-time work, job share, purchased annual leave, phased retirement and flexible hours of work.

QTC has a corporate health and wellbeing program—Fit 4 Work—which provides activities to promote physical and mental wellbeing. Activities for the 2015–16 financial year have included flu vaccinations, health assessments, skin checks, fun runs, corporate games, and mental resilience sessions.

QTC continued its practice of regularly reviewing and updating its policies and procedures to comply with changes in the legislative and regulatory environment and to ensure employees have access to avenues through which to raise concerns, including an internal grievance process.

WORKFORCE PROFILE 2015–16

Full-time equivalent staff     170, including fixed term employees.

Permanent separation rate     21.8%

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ANNUAL	QUEENSLAND TREASURY CORPORATION
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ENSURING CORPORATE GOVERNANCE

QTC is committed to maintaining high standards of corporate governance to support its strong market reputation and ensure that organisational goals are met and risks are monitored and appropriately addressed. QTC’s corporate governance practices are continually reviewed and updated in line with industry guidelines and standards.

QTC AND ITS BOARDS

QTC was established by the Queensland Treasury Corporation Act 1988 (the QTC Act) as a corporation sole (ie, a corporation that consists solely of a nominated office holder). The Under Treasurer of Queensland is QTC’s nominated office holder. QTC has delegated its powers to its two boards:

•	the Queensland Treasury Corporation Capital Markets Board (the Board), which was established in 1991 and manages all of QTC’s operations except those relating to certain superannuation and other long-term assets, and

•	the Long Term Asset Advisory Board, which was established in July 2008 and advises in relation to certain superannuation and other long-term assets that were transferred to QTC from Queensland Treasury on 1 July 2008.

QTC CAPITAL MARKETS BOARD

QTC and the Capital Markets Board have agreed the terms and administrative arrangements for the exercise of the powers that have been delegated to the Board by QTC (as the corporation sole).

The Board operates in accordance with its charter, which sets out its commitment to various corporate governance principles and standards, the roles and responsibilities of the Board and its members (based on its delegated powers), and the conduct of meetings. The charter provides that the role and functions of the Board include:

•	overseeing QTC’s operations, including its control and accountability systems

•	developing and monitoring QTC’s strategic and corporate plans, operational policy and yearly budget

•	monitoring and measuring financial and operational performance

•	monitoring and measuring organisational and staff performance

•	monitoring key risks and risk management processes, and

•	ensuring that QTC’s compliance is appropriate for an organisation of its type.

The Board typically holds monthly meetings (except in January) and may, whenever necessary, hold additional meetings.

BOARD APPOINTMENTS

The Board comprises directors who are appointed by the Governor-in-Council, pursuant to section 10(2) of the QTC Act, with consideration given to each Board member’s qualifications, experience, skills, strategic ability and commitment to contribute to QTC’s performance and achievement of its corporate objectives. QTC’s Board is entirely constituted of non-executive directors.

CONFLICT OF INTEREST

Board members are required to monitor and disclose any actual or potential conflicts of interest. Unless the Board determines otherwise, a conflicted Board member may not receive any Board papers, attend any meetings or take part in any decisions relating to declared interests.

PERFORMANCE AND REMUNERATION

To ensure continuous improvement and to enhance overall effectiveness, the Board conducts an annual assessment of its performance as a whole. Board members’ remuneration is determined by the Governor in Council (details are disclosed in QTC’s financial statements).

BOARD COMMITTEES

The Board has established three committees, each with its own terms of reference, to assist it in overseeing and governing various QTC activities.

Accounts and Audit Committee

The Accounts and Audit Committee has responsibility for the:

•	adequacy and effectiveness of internal controls, including for the prevention of fraud

•	integrity of financial statements

•	adequacy and effectiveness of compliance monitoring, and

•	audit effectiveness.

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QUEENSLAND TREASURY CORPORATION	ANNUAL
REPORT 2015-16

The Accounts and Audit Committee must have at least three members and meet at least four times a year.

During the year the Accounts and Audit Committee recommended the adoption of the half year and annual financial statements, reviewed external and internal audit reports and the progress in implementing the recommendations from those reports, and reviewed the Queensland Audit Office’s Client Service Plan and QTC’s Internal Audit Plan.

As required by the Audit Committee Guidelines: Improving Accountability and Performance issued by Queensland Treasury, QTC’s Accounts and Audit Committee has observed its terms of reference and has had due regard to the Audit Committee Guidelines.

HUMAN RESOURCES COMMITTEE

The Human Resources Committee has responsibility for:

•	the appropriateness of any new or amended human resources policy

•	the framework for, and review of, employee remuneration and performance, and

•	employment terms and conditions.

The Human Resources Committee must have at least three members and meet at least four times a year. The Human Resources Committee has observed its terms of reference.

FUNDING AND MARKETS COMMITTEE

The core responsibilities of the Funding and Markets Committee is to assist the Board by making recommendations about the policy to enhance the performance and management of risk in the areas of funding accessibility (including liquidity) and balance sheet management, and to support QTC’s risk appetite with a focus on effectiveness and performance.

The Committee must have at least three members and meet at least four times a year. The Funding and Markets Committee has observed its terms of reference.

	BOARD	ACCOUNTS & AUDIT COMMITTEE		FUNDING & MARKETS COMMITTEE		HUMAN RESOURCES COMMITTEE
Meetings held	11	5		4		6
Gerard Bradley	10	4	†§	3		6
Warwick Agnew	10	5		—		5
Stephen Bizzell*	8	3		1	‡	—
Tonianne Dwyer	11	—		—		5
Bill Shields	10	—		3	§	—
Jim Stening	11	—		4		—
Karen Smith-Pomeroy^	10	5		3	§	—

*	Mr Stephen Bizzell resigned from the Board on 12 March 2016
^	Ms Karen Smith-Pomeroy joined the Board on 9 July 2015
†	Mr Gerard Bradley attended two meetings as the Chairman of the Board and two meetings as a Committee member
§	Committee member from August 2015
‡	Ceased to be a Committee member from August 2015

13

ANNUAL	QUEENSLAND TREASURY CORPORATION
REPORT 2015-16

QTC’S CAPITAL MARKETS BOARD as at July 2016

Board members are appointed by the Governor-in-Council, pursuant to section 10(2) of the Queensland Treasury Corporation Act 1988 on the recommendation of the Treasurer and in consultation with the Under Treasurer. Members are chosen on their ability and commitment to contribute to QTC’s performance and achievement of its stated objectives.

GERARD BRADLEY

BCOM, DIPADVACC, FCA, FCPA, FAICD, FAIM

Chair

Appointed 10 May 2012

with tenure to 30 June 2019

Board Committees

•      Member, Human Resources Committee

•      Member, Funding and Markets Committee

Prior to his appointment as the Chair of QTC’s Board, Mr Bradley was the Under Treasurer and Under Secretary of the Queensland Treasury Department, a position he held from 1998 to 2012. He was also a QTC Board member from 2000-2007.

Mr Bradley has extensive experience in public sector finance gained in both the Queensland and South Australian treasury departments. He was Under Treasurer of the South Australian Department of Treasury and Finance from 1996 to 1998, and of Queensland’s Treasury Department from 1995 to 1996. Mr Bradley held various positions in Queensland Treasury from 1976 to 1995, with responsibility for the preparation and management of the State Budget and the fiscal and economic development of Queensland.

He is currently a Director and Chairman of Queensland Treasury Holdings Pty Ltd and related companies, and a Director of Star Entertainment Group Ltd.

WARWICK AGNEW BECON, MSOCSC (ECON), MAPPFIN Appointed 13 November 2014 with tenure to 30 June 2017 Board Committees • Member, Accounts and Audit Committee

Warwick Agnew is Queensland Treasury’s Deputy Under Treasurer, Advisory, Commercial Group, having previously held the role as the department’s Chief Operating Officer since June 2014.

Throughout his 20 year career, Mr Agnew has held senior leadership positions across both public and private sector organisations including roles with Queensland Treasury and Trade, Queensland Treasury Corporation, Macquarie Capital and Transfield Services.

Mr Agnew’s extensive experience has seen him undertake senior roles involving social and economic infrastructure projects, corporate finance advisory services, and operations and maintenance services at a national level. He is a Director of the Queensland Regional Adjustment Authority, the Long Term Asset Advisory Board and the Public Trustee Investment Board.

TONIANNE DWYER BJURIS (HONS), LLB (HONS), GAICD Appointed 14 February 2013 with tenure to 30 June 2017 Board Committees • Chair, Human Resources Committee

Tonianne Dwyer is a lawyer by profession with a career of more than 25 years in international investment and finance in both executive management and board positions. She has held senior roles with Harnbros Bank Limited, Societe Generale and Quintain Estates & Development PLC.

Ms Dwyer’s executive experience covers a broad range of sectors, including real estate investment and development, financial services, health and aged care, education, research and development, and media, including a role with the finance division of the UK Department of Health. Her operational experience includes UK, Europe and Wall Street.

Ms Dwyer currently holds directorships on Metcash, DEXUS Property Group, DEXUS Wholesale Property Fund and ALS Limited. She is also a Senator at the University of Queensland.

ANNE PARKIN

B SCIENCE (HONS), DIP. ED, DIP. SEC, MBA, MAICD, F FIN

Appointed 1 July 2016 with

tenure to 30 June 2019

Board Committees

•      Member, Accounts and Audit Committee

•      Member, Human Resources Committee

Anne Parkin has more than 25 years’ of international management and board level experience across Asia-Pacific banking and financial services.

Ms Parkin has held diverse leadership roles in domestic and global broking and banking, superannuation administration, retail management and education in both the public and private sectors. At an executive level, Anne has experience operating in highly regulated businesses including banking with Credit Suisse, UBS, and in Australian superannuation.

Recently, Ms Parkin was a Non-Executive Director of both Credit Suisse Securities in Malaysia and the Philippines. As an Executive Director, she was a member of the Hong Kong Control Committee responsible for oversight of operational risk for Credit Suisse Hong Kong and its affiliates, while as Operations Executive, she was accountable for operational matters with local regulators including the Hong Kong Monetary Authority and Hong Kong Securities & Futures Commission.

In recognition of her expertise in the Asia-Pacific, Ms Parkin was invited to participate in the Asia Securities Industry & Financial Markets Association (ASIFMA).

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QUEENSLAND TREASURY CORPORATION	ANNUAL
REPORT 2015-16

BILL SHIELDS BECON (HONS), MEC, MAICD Appointed 1 July 2004 with tenure to 8 July 2017 Board Committees • Member, Funding and Markets Committee

Bill Shields has extensive experience in the banking and finance industry, as well as government policy advice, specialising in economics. His career responsibilities have included economic and financial market research, and the provision of analytical and strategic advice on the Australian financial system and monetary policy, exchange rate arrangements and international financial developments, as well as oversight of energy markets in Australia, New Zealand and Singapore.

Mr Shields was previously Chief Economist and Executive Director of Macquarie Bank Limited, and has also held positions with the Reserve Bank of Australia, the International Monetary Fund, and the Australian Treasury. He was a Visiting Professor at the Macquarie Graduate School of Management and taught at the Australian Catholic University in Brisbane.

He is a director of the Sydney Anglican Schools Corporation and is Chair of its Education and Strategic Development Committee.

KAREN SMITH-POMEROY ADIP (ACCOUNTING), GAICD, FIPA, FFIN Appointed 9 July 2015 with tenure to 8 July 2019 Board Committees • Chair, Accounts and Audit Committee • Member, Funding and Markets Committee

Karen Smith-Pomeroy is an experienced financial services senior executive with a specialty in risk and governance.

She has held senior executive roles with Suncorp Group Limited (1997-2014), including Executive Director, Suncorp Group subsidiary entities (2009-2014). She has also held positions on a number of Boards and committees including Queensland Department of Local Government, Community Recovery and Resilience, CS Energy Limited and Tarong Energy Corporation Limited.

Ms Smith-Pomeroy is a Non-Executive Director of National Affordable Housing Consortium Limited; Infocus Wealth Management Limited; Stanwell Corporation Limited; an Independent Audit Committee Member of the Department of Local Government, Infrastructure and Planning; and Queensland Advisory Board member of Australian Super.

JIM STENING DIPFINSERV, FAICD Appointed 13 November 2014 with tenure to 30 June 2017 Board Committees • Chair, Funding and Markets Committee

Jim Stening has more than 30 years’ experience in financial markets in the fixed income asset class, including hands-on trading and investing in Australian and global capital markets.

Mr Stening has extensive experience in debt markets, business development, executive management and corporate governance across a diverse range of economic cycles. He has held senior roles at NAB, Merrill Lynch and Banco Santander in addition to his role as founder and Managing Director of FIIG Securities Limited, Australia’s largest specialist fixed income firm.

Mr Stening is a Non-Executive Director of FIIG Securities Limited (and related companies) and OZFish Unlimited Limited.

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ANNUAL	QUEENSLAND TREASURY CORPORATION
REPORT 2015-16

LONG TERM ASSET ADVISORY BOARD

The Long Term Asset Advisory Board (LTAAB) was established in July 2008, following the transfer of certain superannuation and other long-term assets from Treasury to QTC (primarily for reasons relating to market volatility).

The LTAAB has power delegated from QTC to:

•	manage the sufficiency of the funding of the long-term assets

•	set investment objectives and strategies for the long-term assets

•	set the appropriate investment structure for the long-term assets, and

•	monitor investment performance of the long-term assets.

The LTAAB holds meetings at least four times per year and held four in the year under review.

The LTAAB members are appointed by the Governor in Council, pursuant to section 10(2) of the QTC Act.

The members of LTAAB are:

Name	Position
Under Treasurer	Chairperson
Chief Executive, QTC	Member
State Actuary	Member
Deputy Under Treasurer (Fiscal)	Member
Alex Beavers	Member

The LTAAB has observed its terms of reference.

AUDITORS

In accordance with the provisions of the Auditor-General Act 2009, the Queensland Audit Office is the external auditor for QTC. The Queensland Audit Office has the responsibility for providing Queensland’s Parliament with assurances as to the adequacy of QTC’s discharge of its financial and administrative obligations.

QTC has an independent internal audit function that was outsourced to Ernst and Young (EY) for the 2015-16 financial year. Internal audit reports to the Accounts and Audit Committee. Internal audit is conducted under an Internal Audit Charter that is consistent with the relevant audit and ethical standards. The role of internal audit is to support QTC’s corporate governance framework by providing the Board (through the Accounts and Audit Committee) with:

•	assurance that QTC has effective, efficient and economical internal controls in place to support the achievement of its objectives, including the management of risk, and

•	advice with respect to QTC’s internal controls and business processes.

Internal audit is responsible for:

•	developing an annual audit plan, based on the assessment of financial and business risks (based on QTC’s approved significant risks and internal workshops) aligned with QTC’s strategic goals and objectives, and approved by the Accounts and Audit Committee

•	providing regular audit reports and periodic program management reports to the management team and the Accounts and Audit Committee, and

•	working constructively with QTC’s management team to challenge and improve established and proposed practices and to put forward ideas for process improvement.

In the year under review, EY completed its internal audits in accordance with the approved annual audit plan.

QTC has had due regard to Treasury’s Audit Committee guidelines, in establishing and supervising its outsourced internal audit function and, together with the Accounts and Audit Committee, in overseeing and monitoring the internal audit function.

MANAGEMENT TEAM

The responsibility for the day-to-day operation and administration of QTC is delegated by the Board to the Chief Executive and the Executive Management Team. The Chief Executive is appointed by the Board. Executives are appointed by the Chief Executive. As with the Board, all Executive Management Team appointments are made on the basis of qualifications, experience, skills, strategic ability, and commitment to contribute to QTC’s performance and achievement of its corporate objectives.

QTC’s Executive Management Team as at July 2016

Philip Noble	Chief Executive
Grant Bush	Deputy Chief Executive & Managing Director, Funding and Markets
Mark Girard	Managing Director, Client Advisory
Rupert Haywood	Managing Director, Risk and Financial Operations
Jane Keating	Managing Director, Corporate Services

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QUEENSLAND TREASURY CORPORATION	ANNUAL
REPORT 2015-16

FINANCIAL STATEMENTS

For the year ended 30 June 2016

Statement of comprehensive income	18

Balance sheet	19

Statement of changes in equity	20

Statement of cash flows	21

Notes to the Financial Statements	22

■ Capital Markets Operations	24

■ Long Term Assets	39

■ Other information	41

Certificate of the Queensland Treasury Corporation	45

Independent Auditor’s report	46

Management report	48

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ANNUAL	QUEENSLAND TREASURY CORPORATION
REPORT 2015-16

STATEMENT OF COMPREHENSIVE INCOME

For the year ended 30 June 2016

	NOTE	2016 $000	2015 $000

CAPITAL MARKETS OPERATIONS

Net interest income
Interest income	3	8 380 795	5 633 402
Interest expense	3	(8 330 772)	(5 593 409)
		50 023	39 993

Other income
Fees		69 042	69 774
Lease income		46 272	49 586
Amortisation of cross border lease deferred income		4 324	4 324
Gain on sale of property, plant and equipment		—	12
		119 638	123 696

Expenses
Administration expenses	4	(75 713)	(67 360)
Depreciation on leased assets	13	(37 754)	(32 731)
Impairment on property, plant and equipment		—	(12 533)
		(113 467)	(112 624)
Profit from capital markets operations before income tax		56 194	51 065
Income tax expense	5	(9 310)	(9 785)
Profit from capital markets operations after income tax		46 884	41 280

LONG TERM ASSETS

Net return from investments in long term assets
Net change in fair value of unit trusts		1 441 186	2 484 580
Interest on fixed rate notes		(2 245 946)	(2 234 064)
Management fees		(103 870)	(99 238)
(Loss)/profit from long term assets		(908 630)	151 278

Total net (loss)/profit for the year after tax		(861 746)	192 558

Total comprehensive (loss)/income attributable to the owner		(861 746)	192 558

Total comprehensive income derived from:
Capital Markets Operations		46 884	41 280
Long Term Assets		(908 630)	151 278

Total comprehensive (loss)/income		(861 746)	192 558

The notes on pages 22 to 44 are an integral part of these financial statements.

Note: Throughout these financial statements the Capital Markets Operations and the Long Term Assets operations have been disclosed separately to distinguish between QTC’s main central treasury management role and its additional responsibilities following the transfer of the State’s superannuation and other long term assets (refer note 1).

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QUEENSLAND TREASURY CORPORATION	ANNUAL
REPORT 2015-16

BALANCE SHEET

As at 30 June 2016

	NOTE	2016 $000	2015 $000

ASSETS – CAPITAL MARKETS OPERATIONS
Cash and cash equivalents	6	1 141 617	2 116 642
Receivables		11 326	4 207
Financial assets at fair value through profit or loss	7	16 516 449	18 368 652
Derivative financial assets	8	224 989	309 914
Onlendings	9	90 822 729	89 418 719
Property, plant and equipment	13	134 649	180 806
Intangible assets		17 557	2 752
Deferred tax asset		3 372	3 029
		108 872 688	110 404 721

ASSETS – LONG TERM ASSETS
Financial assets at fair value through profit or loss	15	31 076 084	34 655 724
		31 076 084	34 655 724

Total Assets		139 948 772	145 060 445

LIABILITIES – CAPITAL MARKETS OPERATIONS
Payables		80 448	67 094
Derivative financial liabilities	8	513 847	428 093
Financial liabilities at fair value through profit or loss
- Interest bearing liabilities	10	100 679 305	101 431 958
- Deposits	10	6 844 876	7 724 892
Other liabilities		43 795	42 151
		108 162 271	109 694 188

LIABILITIES – LONG TERM ASSETS
Financial liabilities at amortised cost		30 385 361	33 056 371
		30 385 361	33 056 371

Total Liabilities		138 547 632	142 750 559

NET ASSETS		1 401 140	2 309 886

EQUITY – CAPITAL MARKETS OPERATIONS
Retained surplus		710 417	710 533
		710 417	710 533

EQUITY – LONG TERM ASSETS
Retained surplus		690 723	1 599 353
		690 723	1 599 353

Total Equity		1 401 140	2 309 886

The notes on pages 22 to 44 are an integral part of these financial statements.

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ANNUAL	QUEENSLAND TREASURY CORPORATION
REPORT 2015-16

STATEMENT OF CHANGES IN EQUITY

For the year ended 30 June 2016

	NOTE	CAPITAL MARKETS OPERATIONS	LONG TERM ASSETS
		RETAINED SURPLUS $000	RETAINED SURPLUS $000	TOTAL EQUITY $000
Balance at 1 July 2014		710 253	1 448 075	2 158 328
Profit for the year		41 280	151 278	192 558
Transactions with owners in their capacity as owners:
Dividends provided for or paid	23	(41 000)	—	(41 000)
Balance at 30 June 2015		710 533	1 599 353	2 309 886

Balance at 1 July 2015		710 533	1 599 353	2 309 886
Profit/(loss) for the year		46 884	(908 630)	(861 746)
Transactions with owners in their capacity as owners:
Dividends provided for or paid	23	(47 000)	—	(47 000)
Balance at 30 June 2016		710 417	690 723	1 401 140

The notes on pages 22 to 44 are an integral part of these financial statements.

20

QUEENSLAND TREASURY CORPORATION	ANNUAL
REPORT 2015-16

STATEMENT OF CASH FLOWS

For the year ended 30 June 2016

	NOTE	2016 $000	2015 $000

CAPITAL MARKETS OPERATIONS

Cash flows from operating activities
Interest received from onlendings		4 162 623	4 200 081
Interest received from investments		525 457	530 259
Interest received - other		46 272	49 586
Fees received		69 306	69 495
GST paid to suppliers		(10 996)	(11 987)
GST refunds from ATO		10 438	11 996
GST paid to ATO		(11 551)	(5 898)
GST received from clients		7 757	10 345
Interest paid on interest-bearing liabilities		(5 124 544)	(4 085 107)
Interest paid on deposits		(216 203)	(201 372)
Administration expenses paid		(70 121)	(64 232)
Income tax paid		(9 678)	(15 467)
Net cash (used in) / provided by operating activities	14	(621 240)	487 699

Cash flows from investing activities
Proceeds from sale of investments		35 637 771	39 170 204
Payments for investments		(33 750 857)	(45 424 720)
Net onlendings		2 864 368	(2 919 503)
Payments for property, plant and equipment		—	(414)
Payments for intangibles		(15 501)	(2 502)
Proceeds from sale of property, plant and equipment		6 756	11
Net cash provided / (used in) investing activities		4 742 537	(9 176 924)

Cash flows from financing activities
Proceeds from interest-bearing liabilities		40 140 535	38 076 222
Repayment of interest-bearing liabilities		(44 316 271)	(32 072 581)
Net deposits		(879 586)	2 247 264
Dividends paid		(41 000)	(120 000)
Net cash (used in) / provided by financing activities		(5 096 322)	8 130 905

Net (decrease)/increase in cash and cash equivalents held		(975 025)	(558 320)
Cash and cash equivalents at 1 July		2 116 642	2 674 962
Cash and cash equivalents at 30 June		1 141 617	2 116 642

LONG TERM ASSETS
No external cash flow is generated from the long term assets (refer note 1).

The notes on pages 22 to 44 are an integral part of these financial statements.

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ANNUAL	QUEENSLAND TREASURY CORPORATION
REPORT 2015-16

NOTES TO THE FINANCIAL STATEMENTS

For the year ended 30 June 2016

CONTENTS

1	General information	22

2	Significant accounting policies and other explanatory information	22

3	Interest income and interest expense	24

4	Administration expenses	24

Capital Markets Operations

5	Income tax expense	25

6	Cash and cash equivalents	25

7	Financial assets at fair value through profit or loss	26

8	Derivative financial assets and derivative financial liabilities	26

9	Onlendings	27

10	Financial liabilities at fair value through profit or loss	27

11	Financial risk management	30

12	Fair value hierarchy	36

13	Property, plant and equipment	37

14	Notes to the statement of cash flows	38

Long Term Assets

15	Financial assets at fair value through profit or loss	39

16	Financial risk management	40

17	Fair value hierarchy	40

Other information

18	Contingent liabilities	41

19	Related party transactions	41

20	Key management personnel	41

21	Auditor’s remuneration	43

22	Investments in companies	44

23	Dividends	44

24	Events subsequent to balance date	44

1	GENERAL INFORMATION

Queensland Treasury Corporation (QTC) is constituted under the Queensland Treasury Corporation Act 1988 (the Act), with the Under Treasurer designated as the Corporation Sole under section 5 (2) of the Act.

QTC plays a pivotal role as the Queensland Government’s central financing authority. With a focus on whole-of-State outcomes, QTC provides a range of financial services to the State and its public sector entities, including local governments. These services include debt funding and management, cash management facilities, financial risk management advisory services, and specialist public finance education.

These services, which form part of QTC’s Capital Markets Operations segment, are undertaken on a cost-recovery basis with QTC lending at an interest rate based on its cost of funds and with the benefits/costs of liability and asset management being passed on to its clients being Queensland public sector entities. However QTC’s Capital Markets Operations can generate a profit largely reflecting the interest earned from the investment of its equity. In undertaking its Capital Markets activities, QTC maintains adequate capital to manage its risks.

QTC holds a portfolio of assets which were transferred to QTC by the State Government. These assets are the investments of QTC’s Long Term Assets segment and are held to fund superannuation and other long-term obligations of the State such as insurance and long service leave.

In return, QTC has issued to the State fixed rate notes with an interest rate of 7.0 per cent which is the expected long term average rate of return on the portfolio. This has resulted in the State receiving a fixed rate of return on the notes, while QTC bears the impact of fluctuations in the value and returns on the asset portfolio.

The Long Term Asset Advisory Board is responsible for the oversight of the Long Term Assets which do not form part of QTC’s day-to-day Capital Markets Operations. The Long Term Assets are held in unit trusts managed by QIC Limited (QIC).

The principal accounting policies adopted in the preparation of the financial report are set out below and in the relevant notes to the financial statements.

2	SIGNIFICANT ACCOUNTING POLICIES AND OTHER EXPLANATORY INFORMATION

(a)	Basis of preparation

These general purpose financial statements for the year ended 30 June 2016 have been prepared in accordance with the requirements of the Financial Accountability Act 2009 and Australian Accounting Standards adopted by the Australian Accounting Standards Board.

Compliance with International Financial Reporting Standards

QTC’s financial statements comply with International Financial Reporting Standards (IFRS) as issued by the International Accounting Standards Board. While QTC is designated as a not-for-profit entity, the Corporation has elected to comply with the requirements of IFRS as if it is a for-profit entity.

Changes in accounting policy, disclosures, standards and interpretations

The accounting policies adopted are consistent with those of the previous financial year.

New accounting standards: A number of new and amended accounting standards were mandatory from 1 July 2015. While these new and amended standards may have resulted in disclosure changes, there has been no change to the amounts recognised in these statements.

QTC has early adopted AASB 2015-2 Amendments to Australian Accounting Standards – Disclosure initiative: Amendments to AASB 101 [AASB 7, AASB 101, AASB 134 & AASB 1049]. The amendments arising from this standard provide more flexibility in the level of disclosure and presentation of information with an emphasis on relevance and materiality in the notes to the financial statements to assist the users of the statements.

Standards and interpretations not yet adopted: Certain new accounting standards have been published that are not mandatory for the current reporting period. The Corporation’s assessment of the impact of material changes from these standards and interpretations are set out below.

Effective for annual periods beginning on or after 1 January 2018:

•	AASB 9 Financial Instruments will replace AASB 139 Financial Instruments: Recognition and measurement. The new standard specifies new classification and measurement requirements for financial assets and financial liabilities within the scope of AASB 139. The amendments require financial assets to be measured at fair value through profit or loss unless they meet the criteria for amortised cost measurement. For financial liabilities, AASB 9 has largely adopted the classification and measurement criteria currently contained in AASB 139. Under the revised standard, any change in fair value attributable to an entity’s own credit risk is to be shown in other comprehensive income, not as part of profit or loss. An exemption applies to entities which have offsetting risk profiles which allows QTC to measure both financial assets and financial liabilities at fair value through profit or loss. Therefore the new standard is not expected to change the current practice of measuring changes in fair value movements of financial instruments through profit or loss.

Other than as noted above, the adoption of various Australian Accounting Standards and Interpretations on issue but not yet effective is not expected to have a material impact on the financial statements of the Corporation. However, the pronouncements may result in minor changes to how information is currently disclosed.

Basis of measurement

The financial statements are prepared on the basis of fair value measurement of assets and liabilities except where otherwise stated. Fair value is the amount for which an asset could be exchanged or liability settled between knowledgeable, willing parties in an arm’s length transaction.

Functional and presentation currency: These financial statements are presented in Australian dollars which is QTC’s functional currency.

Classification of assets and liabilities: The balance sheet is presented on a liquidity basis. Assets and liabilities are presented in decreasing order of liquidity and are not distinguished between current and non-current.

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QUEENSLAND TREASURY CORPORATION	ANNUAL
REPORT 2015-16

(b)	Foreign currency

Foreign currency transactions are initially translated into Australian dollars at the rate of exchange applying at the date of the transaction. At balance date, amounts payable to and by QTC in foreign currencies have been valued using current exchange rates after taking into account interest rates and accrued interest.

Exchange gains/losses are brought to account in the statement of comprehensive income.

(c)	Collateral

QTC enters into a range of transactions with counterparties which require the lodgement of collateral subject to agreed market thresholds. Where these thresholds are exceeded, QTC may be required to either pledge assets to, or be entitled to receive pledged assets from, the counterparty to secure these transactions. The assets pledged or received are primarily in the form of cash.

(d)	Offsetting financial instruments

QTC offsets financial assets and liabilities where there is a legally enforceable right to set-off, and there is an intention to settle on a net basis or to realise the asset and settle the liability simultaneously (refer note 11 (c)).

(e)	Repurchase agreements

Securities sold under agreements to repurchase at an agreed price are retained within the financial assets at fair value through profit or loss category while the obligation to repurchase is disclosed as a deposit.

(f)	Lease income

Lease income from operating leases where QTC is the lessor is recognised as income on a straight line basis over the lease term.

(g)	Cross border leases - income recognition

Income received on cross border leases is deferred and amortised over the term of the lease.

(h)	Fee income

Fee income includes:

•	Management fee income which represents income earned from the management of QTC’s onlendings and deposits recognised on an accrual basis when the service has been provided; and

•	Professional fees which are recognised to the extent that it is probable that the economic benefits will flow to QTC, regardless of when payment is expected. In determining the extent to which revenue is recognised, QTC takes into account the size and nature of the transaction and whether it is acting as principal or agent. Where QTC is assessed as acting as an agent in a transaction, having passed on all associated significant risks and rewards to the principal, QTC would offset any costs and associated recovery in the financial statements.

Financial guarantee contracts are measured at fair value less revenue recognised in accordance with AASB 118 Revenue. The fair value of the contract at inception is the premium received/receivable. As the probability of default is extremely low, the revenue receivable is reflective of the fair value of the financial liability. All financial guarantees provided are supported by counter indemnities from the appropriate government entity.

(i)	Profits/losses

Unless otherwise determined by the Governor in Council, the Queensland Treasury Corporation Act 1988 requires that all profits shall accrue to the benefit of the State Consolidated Fund and all losses shall be the responsibility of the State Consolidated Fund.

(j)	Intangible assets

Acquired computer software licences are capitalised on the basis of the costs incurred to acquire and bring to use the specific software. Computer software development costs recognised as assets are amortised on a straight-line basis over the period of expected benefit, which is usually between three and ten years.

(k)	Impairment

The carrying value of non-financial assets is reviewed at each reporting date or where there is an indication of impairment. For the purposes of impairment testing, assets are grouped to the lowest level of Cash-Generating Unit (CGU) applicable with the impairment losses recorded in the statement of comprehensive income. If an indication of impairment exists, the assets recoverable amount is determined. Any amount by which the asset’s carrying amount exceeds the recoverable amount is recorded as an impairment loss. The asset’s recoverable amount is determined as the higher of the asset’s fair value less cost of disposal or value in use. In assessing value in use, the estimated future cash flows are discounted to their present value using a discount rate that reflects the time value of money and the risks specific to the CGU.

(l)	Employee benefits

A liability is recognised for benefits accruing to employees in respect of salaries, annual leave, long service leave and short-term incentives based on the amount expected to be paid where there is a present or constructive obligation to pay this amount as a result of past service and the obligation is capable of being measured reliably. These are measured on an undiscounted basis where the amounts are expected to be paid within the next 12 months. For amounts where the payment date is expected to exceed 12 months such as long service leave, future pay increases are projected and then discounted using a high quality bond rate. As sick leave is non-vesting, this is recognised as and when this leave is taken.

(m)	Rounding

Amounts have been rounded to the nearest thousand dollars except for notes 20 and 21, which are in whole dollars.

(n)	Comparative figures

No material adjustments have been made to prior year comparatives.

(o)	Judgements and assumptions

The preparation of the financial statements requires the use of accounting estimates. The areas involving a higher degree of judgement or complexity, or areas where assumptions or estimates may be significant to the financial statements are shown below:

Fair value of financial assets and financial liabilities

For QTC’s Capital Markets Operations, financial instruments classified as financial assets and financial liabilities at fair value through profit or loss are managed and their performance is evaluated on a fair value basis, in accordance with the investment strategy and information about the assets and liabilities provided internally to the Corporation’s key management personnel. QTC borrows and invests on behalf of its clients lending at an interest rate based on its cost of funds with the benefits/ costs of liability and asset management being passed onto clients. Measuring all financial assets and financial liabilities as well as any gains or losses on these instruments at fair value, eliminates or significantly reduces any accounting mismatch that would otherwise result from measurement on a different basis.

Financial assets and financial liabilities at fair value through profit or loss are measured at fair value by reference to quoted market prices where available. The fair value of financial instruments that are not traded in an active market is determined by reference to market quotes for similar instruments or by use of valuation techniques. Judgement may be needed in selecting valuation methods or assumptions where an active market quote is not available.

Investments in companies

The principal activity of Queensland Treasury Holdings Pty Ltd (QTH) is to act as a corporate vehicle through which the Queensland Government undertakes activities of strategic importance to the State. Queensland Treasury holds a 60 per cent beneficial interest in QTH and 76 per cent of the voting rights. The remaining 40 per cent beneficial interest and 24 per cent voting rights is held by QTC. Despite holding a 40 per cent interest, QTC does not apply the equity method to its investment in QTH as it does not have control or significant influence over the entity, exposure or rights to variable returns or the power to affect those returns. Queensland Treasury controls the significant transactions and bears all the risks and benefits of QTH and accordingly, QTH is consolidated into the financial statements of Queensland Treasury.

Estimates and underlying assumptions are reviewed on an ongoing basis. Revisions to accounting estimates are recognised in the period in which the estimate is revised and in any future period affected.

23

ANNUAL	QUEENSLAND TREASURY CORPORATION
REPORT 2015-16

NOTES TO THE FINANCIAL STATEMENTS

CAPITAL MARKETS OPERATIONS

For the year ended 30 June 2016

3	INTEREST INCOME AND INTEREST EXPENSE

Accounting Policy

The recognition of investment income and borrowing costs includes net realised gains/losses from the sale of investments (interest income) and the pre-redemption of borrowings (interest expense) together with the net unrealised gains/losses arising from holding investments and certain onlendings (interest income) and net unrealised gains/losses from borrowings (interest expense). These unrealised gains/losses are a result of market rate movements. The majority of onlendings are provided to clients on a pooled fund basis. Interest costs are allocated to clients based on the daily movement in the market value of the pooled fund.

	2016 $000	2015 $000

Interest income
Cash and cash equivalents	5 272	17 224
Financial assets through profit or loss	565 334	548 510
Derivatives	6 347	(22 982)
Onlendings	7 803 842	5 090 650

Total interest income	8 380 795	5 633 402

Interest expense
Financial liabilities through profit or loss
- Short-term	(114 193)	(183 006)
- Long-term	(6 645 451)	(5 053 104)
Deposits	(215 772)	(201 058)
Derivatives	(1 330 029)	(126 847)
Other	(25 327)	(29 394)

Total interest expense	(8 330 772)	(5 593 409)

In periods of falling interest rates, the market value of financial assets and financial liabilities will rise leading to higher interest income and interest expense. During the year ended 30 June 2016, interest rates declined at a rate greater than the previous year which resulted in higher interest income and interest expense in the current year.

4	ADMINISTRATION EXPENSES

	2016 $000	2015 $000
Salaries and related costs	35 744	38 790
Superannuation contributions	3 779	4 120
Other employee benefits (1)	4 678	—
Contractors	11 677	5 245
Consultants’ fees	2 765	2 110
Information and registry services	2 630	2 216
Depreciation on property, plant and equipment	1 636	1 913
Amortisation and impairment on intangible assets	708	2 013
Information and communication technology	3 628	2 866
Property charges	4 237	3 927
External audit fees	391	384
Internal audit fees	309	395
Staff training and development	446	658
Investor and market relations program	660	346
Other administration expenses	2 425	2 377

	75 713	67 360

(1)	Relates to redundancy costs following a corporate restructure

24

QUEENSLAND TREASURY CORPORATION	ANNUAL
REPORT 2015-16

NOTES TO THE FINANCIAL STATEMENTS

CAPITAL MARKETS OPERATIONS

For the year ended 30 June 2016

5	INCOME TAX EXPENSE

Accounting Policy

QTC is exempt from the payment of income tax under section 50-25 of the Income Tax Assessment Act 1997 (as amended).

QTC makes a payment in lieu of income tax to the Queensland Government’s Consolidated Fund. The calculation of the income tax liability is based on the income of certain activities controlled by QTC’s Capital Markets Operations. No income tax is payable on the Long Term Assets segment.

	2016 $000	2015 $000
Current tax	9 654	9 679
Deferred tax (income)/expense	(344)	106
Total income tax expense recognised in the year	9 310	9 785
Deferred income tax included in income tax expense comprises:
(Increase)/decrease in deferred tax assets	(344)	106

	(344)	106

Numerical reconciliation between income tax expense and pre-tax accounting profit
(Loss)/profit for the year	(852 436)	202 343
Less profits/(losses) from non-taxable pools:
Capital Markets Operations	25 173	18 471
Long Term Assets	(908 630)	151 278
Operating profit from taxable pools	31 021	32 594
Tax at the Australian tax rate of 30% on taxable pools	9 306	9 778
Effect of non-deductible items:
Other	4	7

Income tax expense	9 310	9 785

6	CASH AND CASH EQUIVALENTS

Accounting Policy

Cash and cash equivalents include cash on hand and demand deposits (11am cash) which are highly liquid investments that are readily convertible to known amounts of cash.

	2016	2015
	$000	$000
Cash at bank	44	40
Money market deposits	1 141 573	2 116 602
	1 141 617	2 116 642

25

ANNUAL	QUEENSLAND TREASURY CORPORATION
REPORT 2015-16

NOTES TO THE FINANCIAL STATEMENTS

CAPITAL MARKETS OPERATIONS

For the year ended 30 June 2016

7	FINANCIAL ASSETS AT FAIR VALUE THROUGH PROFIT OR LOSS

Accounting Policy

Financial assets on initial recognition are classified into the following categories:

•	Cash and cash equivalents

•	Financial assets at fair value through profit or loss

•	Derivative financial instruments, and

•	Onlendings

Financial assets are recognised in the balance sheet when QTC becomes party to the contractual provisions of the financial instrument which is the settlement date of the transaction. A financial asset is derecognised when the contractual rights to the cash flows from the financial assets expire or are transferred and no longer controlled by QTC.

Financial assets at fair value through profit or loss are measured at fair value by reference to quoted market exit prices when available. If quoted market prices are not available, then fair values are estimated on the basis of pricing models or other recognised valuation techniques with consideration for the effect of counterparty credit risk.

	2016	2015
	$000	$000
Discount securities	2 780 561	5 539 737
Commonwealth and state securities (1)	1 670 165	1 181 253
Floating rate notes	7 316 680	6 065 543
Term deposits	2 898 592	4 119 685
Other investments	1 850 451	1 462 434

	16 516 449	18 368 652

(1)	QTC maintains holdings of its own stocks. These holdings are netted off and therefore excluded from financial assets and financial liabilities at fair value through profit or loss.

As at 30 June 2016, $7,927.7 million (2015 $6,321.5 million) of financial assets will mature after 12 months.

8	DERIVATIVE FINANCIAL ASSETS AND DERIVATIVE FINANCIAL LIABILITIES

Accounting Policy

All derivatives are measured at fair value through profit or loss with gains and losses recognised in the income statement. Derivatives are carried on the balance sheet as assets when the fair value is positive and as liabilities when the fair value is negative.

QTC uses derivative financial instruments to hedge its exposure to interest rate, foreign currency and credit risks as part of asset and liability management activities. In addition they may be used to deliver long term floating rate or long term fixed rate exposure.

	2016	2015
	$000	$000

Derivative financial assets
Interest rate swaps	2 355	142 098
Cross currency swaps	220 550	166 545
Foreign exchange contracts	2 084	1 271

	224 989	309 914

Derivative financial liabilities
Interest rate swaps	(404 569)	(290 445)
Cross currency swaps	(87 291)	(136 298)
Foreign exchange contracts	(21 987)	(1 350)
	(513 847)	(428 093)

Net derivatives	(288 858)	(118 179)

As at 30 June 2016, -$235.2 million (2015 -$106.6 million) of these derivatives have maturity dates exceeding 12 months.

26

QUEENSLAND TREASURY CORPORATION	ANNUAL
REPORT 2015-16

NOTES TO THE FINANCIAL STATEMENTS

CAPITAL MARKETS OPERATIONS

For the year ended 30 June 2016

9	ONLENDINGS

Accounting Policy

Onlendings are included in the balance sheet at fair value which is the redemption value.

QTC borrows on behalf of its clients lending at an interest rate based on its cost of funds with the benefits/costs of liability management being passed onto clients.

	2016	2015
	$000	$000
Government departments and agencies	38 551 867	44 938 644
Government owned corporations	26 917 485	20 078 008
Statutory bodies	18 377 620	17 044 296
Local governments	6 507 397	6 900 944
QTC related entities	139 277	148 302
Other bodies	329 083	308 525

	90 822 729	89 418 719

An amount of $6.6 billion held in offset and redraw facilities at 30 June 2016 (2015 $3.0 billion) has been offset against onlendings due to the holders having a legal right and intention to net settle. The gross value of onlendings at 30 June 2016 was $97.4 billion (2015 $92.4 billion).

As at 30 June 2016, $89,772.7 million (2015 $88,813.2 million) of repayments are expected to be received after 12 months.

10	FINANCIAL LIABILITIES AT FAIR VALUE THROUGH PROFIT OR LOSS

Accounting Policy

Financial liabilities are measured at fair value through profit or loss and include interest-bearing liabilities and deposits.

QTC uses mid-market rates as the basis for establishing fair values of quoted financial instruments with offsetting risk positions. In general, the risk characteristics of funds borrowed, together with the financial derivatives used to manage interest rate and foreign currency risks, closely match those of funds onlent. In all other cases, the bid-offer spread is applied where material.

Gains and losses on financial liabilities at fair value through profit or loss are brought to account in the statement of comprehensive income.

Financial liabilities are recognised in the balance sheet when QTC becomes party to the contractual provisions of the financial instrument which is the settlement date of the transaction. A financial liability is derecognised when the obligation specified in the contract is discharged, cancelled or expires.

Interest-bearing liabilities

Interest-bearing liabilities mainly consist of short-term treasury notes, Australian and overseas bonds and floating rate notes. Australian bonds include QTC’s domestic, capital indexed and public bonds. Overseas bonds include global bonds and eurobonds. Global bonds are Australian dollar denominated bonds issued overseas.

	2016	2015
	$000	$000

Interest-bearing liabilities
Short-term
Treasury notes	5 038 469	4 879 372
Commercial paper	798 894	277 726
	5 837 363	5 157 098
Long-term
AUD Bonds	86 386 213	87 283 039
Floating rate notes	6 668 985	7 076 527
Global AUD Bonds(1)	197 819	516 741
Medium-term notes	1 295 393	1 147 701
Other	293 532	250 852
	94 841 942	96 274 860

Total interest-bearing liabilities	100 679 305	101 431 958

(1)	Consists of AUD denominated bonds which are borrowed in the United States and Euro markets.

Derivatives are used to hedge offshore borrowings resulting in no net exposure to any foreign currency. Details of QTC’s exposure to foreign currencies and the derivatives used to hedge this exposure are disclosed in note 11(a) (i).

QTC borrowings are guaranteed by the Queensland Government under the Queensland Treasury Corporation Act 1988.

As at 30 June 2016, $84,259.5 million (2015 $81,794.9 million) of debt securities are expected to be settled after more than 12 months.

27

ANNUAL	QUEENSLAND TREASURY CORPORATION
REPORT 2015-16

NOTES TO THE FINANCIAL STATEMENTS

CAPITAL MARKETS OPERATIONS

For the year ended 30 June 2016

10	FINANCIAL LIABILITIES AT FAIR VALUE THROUGH PROFIT OR LOSS continued

The difference between the carrying amount of financial liabilities and the amount contractually required to be paid at maturity to the holder of the obligation is set out in the following table:

	FAIR VALUE	REPAYMENT AT MATURITY	DIFFERENCE
AS AT 30 JUNE 2016	$000	$000	$000

Interest-bearing liabilities
Short-term
Treasury notes	5 038 469	5 056 000	(17 531)
Commercial paper	798 894	799 529	(635)
	5 837 363	5 855 529	(18 166)
Long-term
AUD Bonds	86 386 213	74 020 849	12 365 364
Floating rate notes	6 668 985	6 655 400	13 585
Global AUD Bonds	197 819	185 032	12 787
Medium-term notes	1 295 393	1 087 524	207 869
Other	293 532	286 718	6 814
	94 841 942	82 235 523	12 606 419

Total interest-bearing liabilities	100 679 305	88 091 052	12 588 253

	FAIR VALUE	REPAYMENT AT MATURITY	DIFFERENCE
AS AT 30 JUNE 2015	$000	$000	$000

Interest-bearing liabilities
Short-term
Treasury notes	4 879 372	4 900 000	(20 628)
Commercial paper	277 726	277 909	(183)
	5 157 098	5 177 909	(20 811)
Long-term
AUD Bonds	87 283 039	77 752 097	9 530 942
Floating rate notes	7 076 527	7 055 000	21 527
Global AUD Bonds	516 741	486 682	30 059
Medium-term notes	1 147 701	1 000 288	147 413
Other	250 852	244 868	5 984
	96 274 860	86 538 935	9 735 925

Total interest-bearing liabilities	101 431 958	91 716 844	9 715 114

28

QUEENSLAND TREASURY CORPORATION	ANNUAL
REPORT 2015-16

NOTES TO THE FINANCIAL STATEMENTS

CAPITAL MARKETS OPERATIONS

For the year ended 30 June 2016

10	FINANCIAL LIABILITIES AT FAIR VALUE THROUGH PROFIT OR LOSS continued

Deposits

Client deposits are accepted to either the Working Capital Facility (11AM Fund) or the QTC Cash Fund. Income derived from the investment of these deposits accrues to depositors daily. The amount shown in the balance sheet represents the market value of deposits held at balance date.

Collateral held and securities which are sold under agreements to repurchase are disclosed as deposits.

	2016	2015
	$000	$000

Client deposits
Local governments	2 459 583	2 748 353
Statutory bodies	2 481 297	2 552 307
Government owned corporations	800 771	1 193 117
Government departments and agencies	46 624	54 897
QTC related entities	59 376	64 325
Other depositors	175 675	185 850
	6 023 326	6 798 849
Collateral held	29 742	104 502
Repurchase agreements	791 808	821 541
	821 550	926 043

Total deposits	6 844 876	7 724 892

As at 30 June 2016, $6 844.9 million (2015 $7 724.9 million) will mature within 12 months.

29

ANNUAL	QUEENSLAND TREASURY CORPORATION
REPORT 2015-16

NOTES TO THE FINANCIAL STATEMENTS

CAPITAL MARKETS OPERATIONS

For the year ended 30 June 2016

11	FINANCIAL RISK MANAGEMENT

QTC’s activities expose it to a variety of financial risks including market risk (interest rate, basis spreads, credit spreads and foreign exchange), credit risk and liquidity risk. QTC’s financial risk management focuses on minimising financial risk exposures and managing volatility, and seeks to mitigate potential adverse effects of financial risks on the financial performance of QTC and its clients. To assist in managing financial risk, QTC uses derivative financial instruments such as foreign exchange contracts, interest rate swaps and futures contracts.

QTC ensures that in undertaking its capital markets activities it has adequate capital to manage its risks. While QTC’s capital is not subject to regulatory oversight, QTC operates under self-imposed capital requirements based on prudential statements published by APRA and utilises a capital adequacy approach based on Basel II: International Convergence of Capital Measurements and Capital Standards and applies these principles in its day to day management of capital.

Capital requirements are calculated for credit risk, market risk and operational risk with stress testing applied. Capital requirements are then applied against QTC’s Tier 1 and Tier 2 capital held. Capital usage is calculated daily with reports presented monthly to the Board.

All financial risk management activities are conducted within Board approved policies, as set out in the Financial Markets Risk Policy. New financial instruments must be approved by the QTC Board.

Robust systems are in place for managing financial risk and compliance with financial risk policies is monitored daily. The financial risk management process, including daily measurement and monitoring of market risk, liquidity risk, credit risk and portfolio performance and limit reviews, are performed by teams separate from the teams transacting and is subject to review by the Risk Management Team (comprising senior management), the Funding and Markets Committee (comprised of Board members) and the Board.

All breaches of the Financial Markets Risk Policy together with the corrective action proposed or taken are required to be immediately reported to the Chief Executive and then to the next Funding and Markets Committee meeting and the next Board meeting.

(a)	Market risk

QTC’s borrowing and investment activities, including borrowing in advance of requirements to ensure Queensland public sector entities have ready access to funding when required and also to reduce the risk associated with refinancing maturing loans, exposes QTC to market risk.

As a consequence of market changes, there are residual risk positions which may result in realised and unrealised accounting gains or losses being recorded during the year. Depending on whether these transactions are held to maturity, the unrealised gains or losses may be reversed in subsequent accounting periods.

QTC’s investments on behalf of its clients are held in the QTC Cash Fund. Movement in credit spreads will impact on the value of the assets held in the Cash Fund resulting in unrealised mark-to-market accounting gains or losses. QTC generally holds these assets to maturity and therefore QTC does not pass on the mark-to-market impact of credit margin changes, either positive or negative, in the returns to Cash Fund participants.

(i)	Foreign exchange risk

QTC has funding facilities that allow for borrowing in foreign currencies. At times, QTC’s Cash Fund invests in foreign currency assets. QTC enters into both forward exchange contracts and cross currency swaps to hedge the exposure of foreign currency borrowings and offshore investments from fluctuations in exchange rates.

The following table summarises the hedging effect that cross currency swaps and forward exchange contracts have had on face value offshore borrowings and investments stated in Australian dollars:

	BORROWINGS		OFFSHORE INVESTMENTS		DERIVATIVE CONTRACTS		NET EXPOSURE
	2016	2015	2016	2015	2016	2015	2016	2015
	$000	$000	$000	$000	$000	$000	$000	$000
USD	(765 557)	(227 909)	517 996	338 608	247 561	(110 699)	—	—
NZD	(739 808)	(686 988)	—	—	739 808	686 988	—	—
GBP	—	—	31 829	30 667	(31 829)	(30 667)	—	—
YEN	(196 673)	(159 542)	—	—	196 673	159 542	—	—
CHF	(151 042)	(153 759)	—	—	151 042	153 759	—	—
SGD	(9 972)	—	—	—	9 972	—	—	—
EUR	—	—	505 962	390 363	(505 962)	(390 363)	—	—

30

QUEENSLAND TREASURY CORPORATION	ANNUAL
REPORT 2015-16

NOTES TO THE FINANCIAL STATEMENTS

CAPITAL MARKETS OPERATIONS

For the year ended 30 June 2016

11	FINANCIAL RISK MANAGEMENT continued

(ii)	Interest rate risk

In managing interest rate risk on behalf of clients, the onlending portfolios are managed against duration benchmarks. Duration is a direct measure of the interest rate sensitivity of a financial instrument or a portfolio of financial instruments and quantifies the change in value of a financial instrument or portfolio due to interest rate movements. All costs or benefits of managing client debt portfolios are passed on to the client meaning that QTC is effectively immunised from interest rate risk with respect to these portfolios.

QTC’s interest rate risk, which results from borrowing in advance and investing surplus funds in high credit quality, highly liquid assets, is managed with consideration given to duration risk, yield curve risk, basis risk and Value-at-Risk (VaR). To manage the risk of non-parallel yield curve movements, QTC manages portfolio cash flows in a series of time periods so that the net interest rate risk in each time period can be measured.

QTC enters into interest rate swaps, forward rate agreements and futures contracts to assist in the management of interest rate risk.

In QTC’s Funding and Liquidity portfolios, interest rate swaps may be utilised to change the interest rate exposure of medium to long term fixed rate borrowings into that of a floating rate borrowing. Also, at times, floating to fixed swaps may be undertaken to generate a fixed rate term funding profile.

QTC is exposed to basis risk when interest rate swaps are used in the Funding and Liquidity portfolios. Basis risk represents a mark-to-market exposure due to movements between the swap curve and QTC’s yield curve.

QTC uses a Board approved Value-at-Risk framework to manage QTC’s exposure to market risk complemented by other measures such as defined stress tests and PVBP (change in the present value for a one basis point movement). The VaR measure estimates the potential mark-to-market loss over a given holding period at a 99 per cent confidence level. QTC uses the historical simulation approach to calculate VaR using 18 months of market data with a holding period of 10 business days.

VaR impact

The VaR at 30 June, along with the minimum, maximum and average exposure over the financial year was as follows:

INTEREST RATE RISK VAR	2016 $M	2015 $M
As at 30 June	4.7	7.7
Average for the year	6.6	7.9
Financial year - minimum	4.1	3.6
Financial year - maximum	16.2	12.2

The above VaR calculation does not include the potential mark-to-market impact of changes in credit spreads on the value of assets held in the QTC Cash Fund and the Cross Border Lease portfolio. At 30 June 2016, QTC had an exposure of approximately $1.1 million per basis point to changes in credit spreads of assets held in the QTC Cash Fund.

(b)	Liquidity and financing risks

QTC has a robust internal framework whereby extensive liquidity scenario analysis and forecasting is undertaken to understand assumption sensitivities to ensure there is appropriate forward looking visibility of the State’s liquidity position.

QTC debt is a Level 1 (prudentially required) asset for Australian banks under Basel III reforms with a 0% capital risk weighting. In normal and difficult market circumstances, QTC debt is likely to be in high demand. The ability to issue debt is considered a potential source of liquidity.

QTC holds appropriate liquidity (allowing for suitable haircuts of liquid assets) to meet minimum liquidity requirements as estimated today and as forecast into the future. QTC measures the minimum liquidity requirement to comfortably meet the following four scenarios simultaneously:

•	Going Concern – progressively pre-fund term maturities 6 months from maturity

•	Market Disruption - 90 days survival horizon (severe market circumstances)

•	Name Crisis – 30 days survival horizon (extreme market circumstances)

•	Standard & Poor’s Liquidity Ratio – maintain a ratio greater than 80%.

In addition QTC holds liquid assets to support public sector entity deposits and the State’s Long Term Assets. QTC considers these liquid assets as potential sources of liquidity in a liquidity crisis. To ensure liquidity is accessible as required, QTC holds a minimum of 5 working days’ net cash requirements in 11AM cash to fund the net cash flows from assets and liabilities on QTC’s balance sheet (included in money market deposits as per note 6).

QTC maintains its AUD benchmark bond facility as its core medium to long-term funding facility and its domestic treasury note facility, euro-commercial paper facility and US commercial paper facility as its core short-term funding facilities. In addition, QTC has in place Euro and US medium-term note facilities to take advantage of funding opportunities in offshore markets. These facilities ensure that QTC is readily able to access the domestic and international financial markets.

The following table sets out the contractual cash flows relating to financial assets and financial liabilities held by QTC at balance date.

With the exception of deposits and payables, the maturity analysis for liabilities has been calculated based on the contractual cash flows relating to the repayment of the principal (face value) and interest amounts over the contractual terms.

Deposits on account of the Cash Fund and Working Capital Facility (11AM Fund) are repayable at call while deposits held as security for stock lending and repurchase agreements are repayable when the security is lodged with QTC.

With the exception of cash and receivables, the maturity analysis for assets has been calculated based on the contractual cash flows relating to the repayment of the principal (face value) and interest amounts over the contractual terms.

In relation to client onlendings, certain loans are interest only with no fixed repayment date for the principal component (ie. loans are made based on the quality of the client’s business and its financial strength). For the purposes of completing the maturity analysis, the principal component of these loans has been included in the greater than five year time band with no interest payment assumed in this time band.

31

ANNUAL	QUEENSLAND TREASURY CORPORATION
REPORT 2015-16

NOTES TO THE FINANCIAL STATEMENTS

CAPITAL MARKETS OPERATIONS

For the year ended 30 June 2016

11	FINANCIAL RISK MANAGEMENT continued

(b)	Liquidity and financing risks continued

CONTRACTUAL MATURITIES AS AT 30 JUNE 2016	3 MONTHS OR LESS $000	3 - 6 MONTHS $000	6 - 12 MONTHS $000	1 - 5 YEARS $000	MORE THAN 5 YEARS $000	TOTAL $000	FAIR VALUE $000

Financial assets
Cash and cash equivalents	1 141 617	—	—	—	—	1 141 617	1 141 617
Receivables	11 326	—	—	—	—	11 326	11 326
Onlendings#	2 254 061	1 192 110	2 384 219	17 674 671	79 005 783	102 510 844	90 822 729
Financial assets through profit or loss	5 184 364	2 903 108	1 448 928	7 515 100	976 221	18 027 721	16 516 449

Total	8 591 368	4 095 218	3 833 147	25 189 771	79 982 004	121 691 508	108 492 121

Financial liabilities
Payables	(23 920)	(56 528)	—	—	—	(80 448)	(80 448)
Deposits	(6 824 746)	(20 130)	—	—	—	(6 844 876)	(6 844 876)
Financial liabilities through profit or loss
- Short-term	(4 380 529)	(1 475 000)	—	—	—	(5 855 529)	(5 837 363)
- Long-term	(3 456 106)	(489 208)	(4 252 963)	(53 706 254)	(43 206 712)	(105 111 243)	(94 841 942)

Total liabilities	(14 685 301)	(2 040 866)	(4 252 963)	(53 706 254)	(43 206 712)	(117 892 096)	(107 604 629)

Derivatives
Interest rate swaps	(17 316)	(868)	(27 458)	(198 533)	(201 121)	(445 296)	(402 214)
Cross currency swaps	24 544	(25 621)	8 430	70 743	(218 817)	(140 722)	133 259
Foreign exchange contracts	(21 251)	—	—	—	—	(21 251)	(19 903)
Net derivatives	(14 023)	(26 489)	(19 028)	(127 790)	(419 938)	(607 268)	(288 858)
Net (liabilities)/assets	(6 107 956)	2 027 863	(438 844)	(28 644 273)	36 355 354	3 192 144	598 634
Cumulative	(6 107 956)	(4 080 093)	(4 518 937)	(33 163 210)	3 192 144	—	—

#	A large proportion of QTC’s onlendings are based on the quality of the business and financial strength of the client. Funds are therefore onlent on the basis of these businesses being going concerns and continuing to meet key credit metrics criteria such as debt to capital and interest coverage ratios. Accordingly, a significant portion of the onlendings portfolio has a loan maturity profile which is greater than five years with the interest rate risk of these loans being managed based on the client’s business risk such that the funding is structured on the underlying business profile. This results in QTC’s liability maturity profile being shorter than the asset maturity profile. Though not exposing QTC to interest rate risk, this approach does require QTC to undertake periodic refinancing of its liabilities.

32

QUEENSLAND TREASURY CORPORATION	ANNUAL
REPORT 2015-16

NOTES TO THE FINANCIAL STATEMENTS

CAPITAL MARKETS OPERATIONS

For the year ended 30 June 2016

11	FINANCIAL RISK MANAGEMENT continued

(b)	Liquidity and financing risks continued

CONTRACTUAL MATURITIES AS AT 30 JUNE 2015	3 MONTHS OR LESS $000	3 - 6 MONTHS $000	6 - 12 MONTHS $000	1 - 5 YEARS $000	MORE THAN 5 YEARS $000	TOTAL $000	FAIR VALUE $000

Financial assets
Cash and cash equivalents	2 116 642	—	—	—	—	2 116 642	2 116 642
Receivables	4 207	—	—	—	—	4 207	4 207
Onlendings	1 202 322	1 187 468	2 390 928	19 015 580	80 581 033	104 377 331	89 418 719
Financial assets through profit or loss	8 308 050	3 359 911	1 836 227	6 064 168	707 755	20 276 111	18 368 652

Total	11 631 221	4 547 379	4 227 155	25 079 748	81 288 788	126 774 291	109 908 220

Financial liabilities
Payables	(16 416)	(50 678)	—	—	—	(67 094)	(67 094)
Deposits	(7 704 665)	(20 227)	—	—	—	(7 724 892)	(7 724 892)
Financial liabilities through profit or loss
- Short-term	(3 152 792)	(2 025 117)	—	—	—	(5 177 909)	(5 157 098)
- Long-term	(1 401 078)	(6 277 458)	(6 987 547)	(53 680 242)	(41 081 337)	(109 427 662)	(96 274 859)

Total liabilities	(12 274 951)	(8 373 480)	(6 987 547)	(53 680 242)	(41 081 337)	(122 397 557)	(109 223 943)

Derivatives
Interest rate swaps	(23 995)	(2 553)	(35 278)	(122 903)	12 629	(172 100)	(148 347)
Cross currency swaps	(273 321)	(42 709)	11 984	348 035	(282 906)	(238 917)	30 247
Foreign exchange contracts	584	(1 493)	—	—	—	(909)	(79)
Net derivatives	(296 732)	(46 755)	(23 294)	225 132	(270 277)	(411 926)	(118 179)
Net (liabilities)/assets	(940 462)	(3 872 856)	(2 783 686)	(28 375 362)	39 937 174	3 964 808	566 097
Cumulative	(940 462)	(4 813 318)	(7 597 004)	(35 972 366)	3 964 808	—

33

ANNUAL	QUEENSLAND TREASURY CORPORATION
REPORT 2015-16

NOTES TO THE FINANCIAL STATEMENTS

CAPITAL MARKETS OPERATIONS

For the year ended 30 June 2016

11	FINANCIAL RISK MANAGEMENT continued

(c)	Credit risk

(i)	Financial markets counterparties

Credit risk is regularly assessed, measured and managed in strict accordance with QTC’s credit policy. Exposure to credit risk is managed through regular analysis of the ability of credit counterparties to meet payment obligations.

Credit exposure is QTC’s estimate of the potential loss at balance date in relation to investments and derivative contracts in the event of non-performance by all counterparties. The credit exposure for non-derivative investments is calculated based on the market value of the exposure together with the VaR while exposure to derivative contracts is based only on VaR. QTC utilises collateral arrangements to limit its derivatives’ credit exposure (refer (iv) master netting arrangements).

All derivative contracts are subject to zero threshold collateral arrangements with the effect of credit valuation adjustments (CVA) and debt valuation adjustments (DVA) reflected where material. However this is typically not required due to the impact of collateral arrangements and the high credit worthiness of counterparties. In addition, QTC’s liabilities are guaranteed by the State Government hence for derivative contracts, credit risk is not a significant factor in the determination of fair value.

The following tables represent QTC’s exposure to credit risk at 30 June:

BY CREDIT RATING(1) 30 JUNE 2016	AAA $000	AA+ $000	AA $000	AA- $000	A+ $000	A $000	OTHER(2) $000	TOTAL $000
Cash & equivalents	—	—	—	1 141 617	—	—	—	1 141 617
Financial assets(3)	2 324 239	807 350	109 071	12 113 860	708 555	170 651	139 824	16 373 550
Derivatives	—	—	—	249 308	41 344	41 937	1 636	334 225
Other	—	—	—	585 403	387 065	—	—	972 468
	2 324 239	807 350	109 071	14 090 188	1 136 964	212 588	141 460	18 821 860
	12%	4%	1%	75%	6%	1%	1%	100%
BY CREDIT RATING (1) 30 JUNE 2015
Cash & equivalents	—	—	—	2 116 642	—	—	—	2 116 642
Financial assets(3)	2 729 485	579 141	60 538	13 718 639	570 929	102 201	456 017	18 216 950
Derivatives	—	—	—	469 106	—	42 865	—	511 971
Other	—	—	—	9 190	852 968	—	—	862 158
	2 729 485	579 141	60 538	16 313 577	1 423 897	145 066	456 017	21 707 721
	12%	3%	—	75%	7%	1%	2%	100%

(1)	Credit rating as per Standard & Poor’s or equivalent agency
(2)	Includes long term ratings of A-, or a short term rating of A-1+ & A-2
(3)	Financial assets are based on unsettled face value and consist mainly of discount securities, Commonwealth & State securities, floating rate notes and term deposits

34

QUEENSLAND TREASURY CORPORATION	ANNUAL
REPORT 2015-16

NOTES TO THE FINANCIAL STATEMENTS

CAPITAL MARKETS OPERATIONS

For the year ended 30 June 2016

11	FINANCIAL RISK MANAGEMENT continued

(c)	Credit risk continued

(i)	Financial markets counterparties continued

QTC adopts a conservative approach to the management of credit risk with a strong bias to high credit quality counterparties. QTC maintains a ratings based approach in determining maximum credit exposures to counterparties which is supplemented by QTC’s credit risk analysis team performing its own credit assessment of QTC’s capital markets counterparties. The country of domicile, the counterparty’s credit metrics, size of its funding programs, asset composition and quality of the underlying security are key considerations when determining limits.

QTC has a significant concentration of credit risk to the banking sector and in particular, the domestic banking sector. This is difficult to avoid given the size of QTC’s investment portfolio and the requirement to invest with counterparties rated A- or better (90 per cent of exposures are AA- or better) and to invest in highly liquid securities.

(ii)	Onlending counterparties

Counterparties for onlendings, with the exception of some small exposures to private companies, cooperative housing societies and primary producer cooperatives, are Queensland Government sector entities with approximately 70 per cent (2015: 75 per cent) of these onlendings having an explicit State Government guarantee. As a consequence, these exposures are not included in QTC’s total credit exposure.

(iii)	Fair value attributable to credit risk of QTC’s liabilities

QTC’s borrowings are guaranteed by the State Government, and in the case of certain borrowings, by the Commonwealth. As a result, credit risk is not a significant factor in the determination of fair value. Changes in fair value are mainly attributable to market fluctuations.

(iv)	Master netting arrangements

QTC enters into all derivative transactions under International Swaps and Derivatives Association (ISDA) Master Agreements. QTC does not currently have any master netting arrangements where a default event has occurred, and has therefore presented all derivative financial instruments on a gross basis in the statement of financial position. QTC also has Credit Support Annexes (CSAs) in place with each ISDA, under which collateral is transferred every business day. This further reduces QTC’s credit exposure.

The following table presents the financial instruments that are offset, or subject to enforceable master netting arrangements and other similar agreements but not offset. The column ‘net amount’ shows the impact on QTC’s balance sheet if all set-off rights were exercised.

RELATED TO AMOUNTS NOT SET OFF IN THE BALANCE SHEET
	GROSS AND NET AMOUNTS ON THE BALANCE SHEET $000	FINANCIAL INSTRUMENTS COLLATERAL $000	CASH COLLATERAL RECEIVED OR GIVEN $000	NET AMOUNT $000

2016
Derivative assets:
- subject to master netting arrangements	224 989	(78 360)	(25 917)	120 712
Derivative liabilities:
- subject to master netting arrangements	(513 847)	—	393 230	(120 617)
Net exposure	(288 858)	(78 360)	367 313	95

2015
Derivative assets:
- subject to master netting arrangements	309 914	(61 910)	(96 483)	151 521
Derivative liabilities:
- subject to master netting arrangements	(428 093)	—	266 036	(162 057)
Net exposure	(118 179)	(61 910)	169 553	(10 536)

35

ANNUAL	QUEENSLAND TREASURY CORPORATION
REPORT 2015-16

NOTES TO THE FINANCIAL STATEMENTS

CAPITAL MARKETS OPERATIONS

For the year ended 30 June 2016

12	FAIR VALUE HIERARCHY

Financial instruments measured at fair value have been classified in accordance with the hierarchy described in AASB 13 Fair Value Measurement. The fair value hierarchy is categorised into three levels based on the observability of the inputs used.

Level 1 – quoted prices (unadjusted) in active markets that QTC can access at measurement date for identical assets and liabilities.

Level 2 – inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly.

Level 3 – inputs for the asset or liability that are not based on observable market data (unobservable inputs).

All financial instruments at fair value through profit or loss are valued by reference to either quoted market prices or observable inputs with no significant adjustments applied to instruments held and therefore no financial instruments at fair value through profit or loss are classified under Level 3.

Financial assets classified as Level 1 consist primarily of short-term and tradable bank deposits, Commonwealth and semi-government bonds and futures contracts where an active market has been established. Financial liabilities classified as Level 1 consist of QTC benchmark Bonds.

Financial assets classified as Level 2 include non-actively traded corporate and semi-government bonds, certain money market securities, floating rate notes, term deposits, QTC onlendings and all over the counter derivatives. The principal inputs in determining fair value include benchmark interest rates such as interbank rates, quoted interest rates in the swap, bond and futures markets, trading margins to the swap curve and counterparty credit spreads for similar instruments adjusted for changes in the credit worthiness of the counterparty. A margin may be applied based on the original purchase margin where the instrument is not actively traded. QTC onlendings are priced based on the underlying liability portfolio.

Financial liabilities classified as Level 2 include commercial paper, treasury notes, medium-term notes, floating rate notes, QTC Capital Index Bonds, QTC 2033 Bonds and client deposits. The principal inputs in determining fair value include benchmark interest rates such as interbank rates and quoted interest rates in the swap and bond markets. Valuations may include a fixed margin to LIBOR or swap curve. Client deposits are principally held in the QTC Cash Fund which is capital guaranteed.

Over the counter derivatives are typically valued as Level 2 and include FX forwards, FX swaps, interest rate and cross currency swaps. The principal inputs in determining fair value include quoted interest rates in the swap market, spot FX rates and basis curves.

QTC applies mid-market pricing as a practical and consistent method for fair value measurements within the bid-ask spread.

Classification of instruments into fair value hierarchy levels is reviewed semi-annually and where there has been a significant change to the valuation inputs and a transfer is deemed to occur, this is effected at the end of the relevant reporting period. QTC floating rate notes were transferred from Level 1 to Level 2 during the financial year as these instruments are not actively traded. No other transfers between Level 1 and Level 2 were made during the year.

AS AT 30 JUNE 2016	QUOTED PRICES LEVEL 1 $000	OBSERVABLE INPUTS LEVEL 2 $000	TOTAL $000

Financial assets
Cash and cash equivalents	1 141 617	—	1 141 617
Financial assets through profit or loss	4 874 540	11 641 909	16 516 449
Onlendings	—	90 822 729	90 822 729
Derivative financial assets	—	224 989	224 989

Total financial assets	6 016 157	102 689 627	108 705 784

Financial liabilities
Financial liabilities through profit or loss
- Short term	—	5 837 363	5 837 363
- Long term	83 718 966	11 122 976	94 841 942
Deposits	—	6 844 876	6 844 876
Derivative financial liabilities	—	513 847	513 847

Total financial liabilities	83 718 966	24 319 062	108 038 028

AS AT 30 JUNE 2015

Financial assets
Cash and cash equivalents	2 116 642	—	2 116 642
Financial assets through profit or loss	13 240 840	5 127 812	18 368 652
Onlendings	—	89 418 719	89 418 719
Derivative financial assets	—	309 914	309 914

Total financial assets	15 357 482	94 856 445	110 213 927

Financial liabilities
Financial liabilities through profit or loss
- Short term	—	5 157 098	5 157 098
- Long term	92 701 853	3 573 006	96 274 859
Deposits	—	7 724 892	7 724 892
Derivative financial liabilities	—	428 093	428 093

Total financial liabilities	92 701 853	16 883 089	109 584 942

36

QUEENSLAND TREASURY CORPORATION	ANNUAL
REPORT 2015-16

NOTES TO THE FINANCIAL STATEMENTS

CAPITAL MARKETS OPERATIONS

For the year ended 30 June 2016

13	PROPERTY, PLANT AND EQUIPMENT

Accounting Policy

Property, plant and equipment are measured at cost less accumulated depreciation and accumulated impairment losses. Depreciation is calculated on a straight line basis over the estimated useful life of the assets. Depreciation rates for each class of asset are as follows:

Asset class	Depreciation rate
Information technology & office equipment	6 – 40%
Plant and machinery	10 – 30%

The assets’ residual values, useful lives and depreciation methods are reviewed and adjusted, if appropriate, at each financial year end. Reconciliations of the carrying amounts for each class of property, plant and equipment are set out below:

DESCRIPTION	INFORMATION TECHNOLOGY AND OFFICE EQUIPMENT $000	PLANT AND MACHINERY (1) $000	TOTAL $000

Year ended 30 June 2016
Cost at balance date	10 257	303 057	313 314
Accumulated depreciation and impairment	(7 992)	(170 673)	(178 665)
Net carrying amount	2 265	132 384	134 649
Movement
Net carrying amount at 1 July 2015	3 918	176 888	180 806
Additions	6	—	6
Disposals	(24)	(6 750)	(6 774)
Depreciation expense	(1 635)	(37 754)	(39 389)
Net carrying amount at 30 June 2016	2 265	132 384	134 649

Year ended 30 June 2015
Cost at balance date	10 322	354 798	365 120
Accumulated depreciation	(6 404)	(177 910)	(184 314)
Net carrying amount	3 918	176 888	180 806
Movement
Net carrying amount at 1 July 2014	5 406	222 152	227 558
Additions	442	—	442
Disposals	(17)	—	(17)
Impairment expense	—	(12 533)	(12 533)
Depreciation expense	(1 913)	(32 731)	(34 644)
Net carrying amount at 30 June 2015	3 918	176 888	180 806

(1)	Plant and machinery consists mainly of buses and ferries which QTC leases to public sector entities under a whole of government operating lease facility. The leases are non-cancellable and have remaining terms of between 1 and 10 years. During the prior year the residual values on plant and machinery were revised resulting in an impairment loss of $12.5 million being recognised in the statement of comprehensive income.

37

ANNUAL	QUEENSLAND TREASURY CORPORATION
REPORT 2015-16

NOTES TO THE FINANCIAL STATEMENTS

CAPITAL MARKETS OPERATIONS

For the year ended 30 June 2016

14	NOTES TO THE STATEMENT OF CASH FLOWS

Reconciliation of profit after tax to net cash provided by operating activities

DESCRIPTION	2016 $000	2015 $000
Profit for the year	46 884	41 280

Non-cash flows in operating surplus
Interest-bearing liabilities - net unrealised loss	2 873 139	1 564 506
Interest-bearing liabilities - net unrealised exchange loss	156 434	115 955
Deposits - net unrealised loss/(gain)	65	77
Onlendings net unrealised gain	(3 625 826)	(887 308)
Financial assets at fair value through profit or loss - net unrealised loss	28 844	67 442
Financial assets at fair value through profit or loss - net unrealised exchange gain	(45 766)	(7 711)
Depreciation and amortisation	40 098	36 657
Impairment on property, plant and equipment	—	12 533
Net gain on sale of property, plant and equipment	—	(11)
Doubtful debts - cooperative housing societies	30	27

Changes in assets and liabilities
Increase in financial assets at fair value through profit or loss - net accrued interest	(27 185)	(14 992)
Increase in financial assets at fair value through profit or loss - net discount/premium	(7 389)	(57 233)
(Increase)/decrease in deferred tax asset	(344)	105
Increase in onlendings - net accrued interest	(15 393)	(3 261)
(Increase)/decrease in receivables	(11 559)	4 554
(Decrease)/increase in interest-bearing liabilities - net accrued interest	(2 949)	74 428
Decrease in interest-bearing liabilities - net discount/premium	(43 178)	(403 904)
Decrease in deposits - net accrued interest	(496)	(391)
Increase/(decrease) in payables and other liabilities	13 351	(55 054)
Net cash (used in)/provided by operating activities	(621 240)	487 699

38

QUEENSLAND TREASURY CORPORATION	ANNUAL
REPORT 2015-16

NOTES TO THE FINANCIAL STATEMENTS

LONG TERM ASSETS

For the year ended 30 June 2016

15	FINANCIAL ASSETS AT FAIR VALUE THROUGH PROFIT OR LOSS

Accounting Policy – Classification and measurement

Financial instruments on initial recognition are classified into the following categories:

•	Financial assets at fair value through profit or loss, and

•	Financial liabilities at amortised cost.

Financial assets at fair value through profit or loss

Financial assets at fair value through profit or loss include investments held in unit trusts which consist of investments held and managed by QIC and include cash, international equities and other diversified products. These investments are measured at market value based on the hard close unit price quoted by QIC adjusted for fees outstanding on the account and net of any GST recoverable.

Financial liabilities at amortised cost

Financial liabilities at amortised cost consist of fixed rate notes issued to the State Government in exchange for a portfolio of assets. The fixed rate notes are initially recognised at par value, which equated to the fair value of the financial assets acquired. Deposits and withdrawals can be made from the notes based on changes in the State Government’s long-term liabilities. The notes have a term of 50 years. Interest on the fixed rate notes is capitalised monthly and the rate is reviewed annually.

Financial liabilities at amortised cost are measured using the effective interest method. The effective interest method is a method of calculating the amortised cost of a financial instrument and allocating the interest income or interest expense over the relevant period. In this way, interest is recognised in the statement of comprehensive income in the period in which it accrues.

	2016 $000	2015 $000
Investments in unit trusts and other holdings - QIC:

Movement during the year:
Opening balance	34 655 724	33 431 249
Net withdrawals(1)	(5 020 826)	(1 260 105)
Net change in fair value of unit trusts	1 441 186	2 484 580
Closing balance	31 076 084	34 655 724

Comprised of the following asset classes:

Defensive assets
Cash	7 887 964	6 276 207
Fixed interest	4 008 827	7 624 976

Growth assets
Equities	4 430 175	4 733 483
Diversified alternatives	7 037 635	8 094 333

Unlisted assets
Infrastructure	3 059 369	2 790 404
Private equities	2 417 159	2 874 846
Real estate	2 234 955	2 261 475

	31 076 084	34 655 724

(1)	Includes $3.4 billion withdrawn from funds previously set aside to meet the State’s long service liability as announced in the 2015-16 State Budget.

39

ANNUAL	QUEENSLAND TREASURY CORPORATION
REPORT 2015-16

NOTES TO THE FINANCIAL STATEMENTS

LONG TERM ASSETS

For the year ended 30 June 2016

16	FINANCIAL RISK MANAGEMENT

The Long Term Assets are invested in unlisted unit trusts held with QIC. The trusts hold investments in a variety of financial instruments including derivatives, which expose these assets to credit risk, liquidity risk and market risk due to changes in interest rates, foreign exchange rates, property and equity prices. However, as these investments are long term in nature, market fluctuations are expected to even out over the term of the investment.

The Long Term Asset Advisory Board (LTAAB) determines the investment objectives, risk profiles and strategy for the Long Term Assets within the framework provided by the Government. It is responsible for formulating a strategic asset allocation to achieve the objectives of the investments in line with the required risk profile. Risk management policies are established to identify and analyse the risks and to set appropriate risk limits and controls, as well as to monitor risks and adherence against these limits.

QIC provides assistance to the LTAAB in discharging its responsibilities. QIC’s role includes recommending to the LTAAB, investment product objectives, risk profiles and strategic asset allocations to achieve objectives within the targets and risk controls set. As the lead investment manager, QIC is responsible for implementing the investment strategy. In addition, independent oversight of the investment advice and services provided by QIC, including periodic strategic reviews of QIC’s activities and performance, is provided by an external consultant.

The LTAAB is responsible for setting the interest rate applicable on the fixed rate note liability of QTC. Since July 2012, LTAAB has been reducing risk in the Asset Portfolio. The revised asset classes feature reduced weights to listed equities, offset by increased weights to alternatives, global fixed interest and cash. The result was a reduction in expected return and volatility. In light of this strategy, the expected rate of return on the portfolio on which the interest rate on the fixed rate notes is set was reduced from 7.1 per cent to 7.0 per cent on 1 July 2015.

(a)	Market risk

The Long Term Assets expose QTC to market risk, including interest rate risk, foreign currency risk, property and equity price risk, resulting from its investments in unit trusts.

Market risk is mitigated through a diversified portfolio of investments in unit trusts held with QIC in accordance with the investment strategy approved by the LTAAB (refer note 15). The investment strategy targets a widely diversified portfolio across a broad range of asset classes.

QIC adheres to prudential controls contained in the Investment Management Agreement. Under this agreement, derivative products are not permitted to be used for speculative purposes but are used as hedging instruments against existing positions or for efficient trading and asset allocation purposes to assist in achieving the overall investment returns and volatility objectives of the portfolio.

(i)	Sensitivity analysis

The market risk of the Long Term Assets comprises the risk that the unit price of the funds in which the assets are invested will change during the next reporting period (effectively price risk). A sensitivity analysis for the key types of market risk that apply to the investments of the funds has been undertaken by QIC. QIC has provided a range of reasonably possible changes in key risk variables including the ASX 200, the MSCI World ex Australia Equities Index, the RBA official cash rate, the Bank of England official cash rate and real estate capitalisation rates for both Australia and the United Kingdom.

The foreign currency exposure of QTC’s total investment portfolio is 100% hedged. For this reason sensitivity to foreign exchange rate movements has not been calculated at the asset class level.

Based on these changes to key risk variables and applying a range of valuation methodologies, a reasonably possible change in profit and equity on applicable investments held at 30 June is as follows:

	2016 CHANGE		2016 PROFIT/EQUITY		2015 CHANGE		2015 PROFIT/EQUITY
	Low %	High %	Decrease $000	Increase $000	Low %	High %	Decrease $000	Increase $000
Cash and fixed interest(1)	-1%	1%	(100 501)	100 501	-2%	2%	(293 856)	293 936
Equities	-10%	10%	(443 582)	443 582	-10%	10%	(473 621)	473 621
Diversified alternatives(2)	-9%	9%	(625 072)	625 072	-9%	9%	(720 976)	720 976
Infrastructure	-10%	10%	(306 327)	306 372	-10%	10%	(280 718)	280 718
Private equities	-10%	10%	(242 853)	242 853	-10%	10%	(287 557)	287 557
Real estate	-8%	8%	(175 433)	184 624	-6%	7%	(143 057)	156 777

			(1 893 768)	1 903 004			(2 199 785)	2 213 585

(1)	Cash and fixed interest includes exposure to interest rate and inflation overlays on hedging instruments.
(2)	Diversified alternatives include exposure to both price and interest rate risk.

(b)	Liquidity risk

No external cash flows are generated from the Long Term Assets as deposits and withdrawals from the fixed rate notes result in a corresponding change in the investment held and do not expose QTC to liquidity risk arising from these daily movements. Interest on the fixed rate notes and distributions and fees on the Long Term Assets are capitalised.

17	FAIR VALUE HIERARCHY

Financial instruments have been classified in accordance with the hierarchy described in AASB 13 Fair Value Measurement, as per note 12.

Investments in unit trusts are valued by QIC using fair value methodologies adjusted for fees outstanding. QIC reports the net asset value based on the unit price at measurement date (classified as Level 2 - Observable inputs).

As at 30 June 2016, investments in unit trusts are valued at $31,076 million (2015 $34,656 million).

The Board considers that the carrying value of financial liabilities recorded at amortised cost in the financial statements approximates their fair value. For the purposes of the fair value hierarchy, the fixed rate notes are categorised as level 3 – Unobservable inputs.

40

QUEENSLAND TREASURY CORPORATION	ANNUAL
REPORT 2015-16

NOTES TO THE FINANCIAL STATEMENTS

OTHER INFORMATION

For the year ended 30 June 2016

18	CONTINGENT LIABILITIES

The following contingent liabilities existed at balance date:

•	With regard to certain cross border lease transactions, QTC has assumed responsibility for a significant portion of the transaction risk. If certain events occur, QTC could be liable to make additional payments under the transactions. However external advice and history to date indicate the likelihood of these events occurring is remote. In addition, QTC has provided certain guarantees and indemnities to various participants in the cross border lease transactions. Expert external advisors consider that unless exceptional and extreme circumstances arise, QTC will not be required to make a significant payment under these guarantees and indemnities.

•	QTC has provided guarantees relating to the trading activities of Ergon Energy, a Queensland Government owned corporation, to the value of $100 million (2015 $100 million) which are supported by a counter indemnity.

•	QTC has provided guarantees to the value of $462 million (2015 $362 million) to support the commercial activities of various Queensland public sector entities. In each case, a counter indemnity has been obtained by QTC from the appropriate public sector entity.

•	QTC can lend stock to support the liquidity of QTC bonds in the financial markets. At 30 June 2016 and 30 June 2015, no QTC inscribed stock was lent to other financial institutions.

19	RELATED PARTY TRANSACTIONS

A related party is one that controls, or is controlled by, or under common control with the entity.

(a)	Ultimate controlling entity

The immediate controlling entity and ultimate controlling entity is the Under Treasurer of Queensland as the Corporation Sole of QTC.

(b)	Key management personnel

Disclosures relating to key management personnel are set out in note 20.

(c)	Investments in companies

Details of investments in associates and other companies are set out in note 22.

(d)	Transactions with related parties

Transactions undertaken with related parties during the year include loans issued to public sector entities (refer note 9), the investment of cash surpluses (refer note 10), advisory, banking and company secretarial services. These transactions were in the normal course of business and on commercial terms and conditions. They exclude certain advisory and other services provided to Queensland Treasury, its associated companies and other related parties at no charge.

QTC may from time to time indirectly hold a small amount of investments in QTC Bonds via its investments in unit trusts managed by QIC. QTC does not have direct legal ownership of these assets and therefore no adjustment has been made in the financial statements.

The nature and amount of any individually significant transactions with principal related parties are disclosed below.

QTC has incurred costs on behalf of the State or State entities for the performance of consultancy services for which these costs are reimbursed. These services are in the form of an agency arrangement for which QTC does not bear any significant risks or benefits and as such costs have been offset in the financial statements. The amount of these costs offset during the financial year totalled $19.5 million (2015 $43.6 million).

QTC has interests in other government related entities through various shareholdings. These entities hold deposits (refer note 10) and loans (refer note 9) with QTC that are provided on an arm’s length basis and are subject to QTC’s normal terms and conditions.

20	KEY MANAGEMENT PERSONNEL

Key management personnel are defined as those persons having authority and responsibility for planning, directing and controlling the activities of QTC, being members of the Board and certain members of the Executive Management Team.

(a)	QTC’s Boards

QTC has designated its powers to its two boards, the Capital Markets Board and the Long Term Asset Advisory Board. Both boards are appointed by the Governor-in-Council, pursuant to section 10(2) of the Queensland Treasury Corporation Act 1988.

(b)	Executive management

Executive management are those members of the Executive Management Team who set the strategic direction and control of the major activities of the organisation.

(c)	Remuneration principles

Capital Markets Board – Directors

The process for reviewing Board remuneration requires any increase in the Board’s remuneration to be approved by the Treasurer and endorsed by Cabinet. Remuneration was last increased effective 1 July 2012.

Long Term Asset Advisory Board – Directors

No remuneration is payable to the directors of the Long Term Asset Advisory Board.

Executives and employees

QTC employees (including executive management) are employed on individual contracts and are appointed pursuant to the Queensland Treasury Corporation Act 1988.

As the majority of QTC’s employees are sourced from the financial markets in which it operates, it is crucial that QTC’s employment practices are competitive with these markets.

QTC aims to ensure that its remuneration principles enable it to:

•	Attract and retain quality employees by offering a total remuneration package commensurate with and competitive against the market and ensuring consistency, transparency and equity in remuneration outcomes

•	Drive superior organisational performance, by embedding a high-performance culture and aligning reward with QTC’s business and client outcomes

•	Maintain rigor in its pay outcomes appropriate to the (financial institutions) market and the environment in which QTC operates, and

•	Drive employee engagement, through transparency and consistency of outcomes.

The remuneration framework comprises both fixed and variable remuneration (in the form of an annual short-term incentive (STI) opportunity) which are approved by the QTC Board annually. Both components are market-competitive and linked to performance.

Remuneration governance

The Human Resources Committee of the Board is responsible for governance of remuneration practices and arrangements, with the Board maintaining absolute responsibility and decision making for remuneration matters.

QTC receives annual industry benchmarking data from the Financial Industry Remuneration Group (FIRG) database, which is mapped to relevant organisations within the FIRG membership. Analysis and advice is obtained from external consultants to ensure that we continue to align QTC roles to the market.

Fixed remuneration

The fixed remuneration of each QTC employee is reviewed in July each year and is benchmarked against the FIRG remuneration data. Fixed remuneration levels are set around the FIRG market median position of a relevant sub-set of the FIRG database, and role scope, experience, skills and performance are considered when determining the remuneration level of each employee.

Variable remuneration - short-term incentives

QTC’s variable remuneration framework provides an annual short-term incentive opportunity for eligible employees, aligned to financial year performance.

This opportunity is designed to differentiate and reward outstanding organisational, group and individual performance, and to align performance at these levels with incentive outcomes. It also aims to ensure market competitiveness, with ‘target’ STI outcomes aligned to the conservative market position and approved at Board level each year. For the 2015-16 year, STI payments were made to eligible staff in July.

Variable remuneration - executive management

For the 2015-16 year, where executive management have performed strongly against corporate and individual KPIs, they were eligible to receive a short-term incentive payment based on a percentage of their total fixed remuneration. For 2015-16, short-term incentive ‘targets’ for executive management ranged between 40% and 60%. However, the short term incentives are at risk with no payment made for underperformance and additional premiums of up to 50% of the target short-term incentive paid for above target performance.

The outcomes for the executive management are aligned to achievements measured against both corporate and individual KPIs; the overall corporate performance, based on the achievement of targets set out in QTC’s Strategic Plan 2014-18 and Corporate Plan 2015-16, has the higher weighting (75% of the outcome).

QTC’s overall performance for 2015-16, documented in the annual performance assessment that is reviewed and approved by QTC’s Board, was considered to be very strong across QTC’s whole-of-State, client, funding and operational activities. Based on the corporate performance assessed as exceeding expectations, the short-term incentives paid to the executive management broadly ranged between 50% and 75% of their total fixed remuneration.

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NOTES TO THE FINANCIAL STATEMENTS

OTHER INFORMATION

For the year ended 30 June 2016

20	KEY MANAGEMENT PERSONNEL continued

(d)	Remuneration by category

	2016	2015
	$	$

Capital Markets Operations

Directors
Short-term employment benefits(1)	319 094	299 806
Post-employment benefits(4)	22 335	17 405

Total	341 429	317 211

Executive management
Short-term employment benefits(2)	2 855 281	2 540 825
Long-term employment benefits(3)	54,681	48 707
Post-employment benefits(4)	111 221	85 531

Total	3 021 183	2 675 063

(1)	Directors’ short-term benefits include board member and committee fees, and in relation to the Chairman, also includes the provision of a car park.
(2)	Executive management personnel’s short-term benefits include wages, annual leave taken, short-term incentives and non-monetary benefits such as car parks and motor vehicle benefits (where applicable).
(3)	Long-term employment benefits relate to long-service leave.
(4)	Post-employment benefits include superannuation contributions made by the Corporation.

(i)	Directors

Details of the nature and amount of each major element of the remuneration are as follows:

	SHORT-TERM		POST-EMPLOYMENT
	EMPLOYMENT BENEFITS		BENEFITS		TOTAL
	2016	2015	2016	2015	2016	2015
	$	$	$	$	$	$
Gerard Bradley - Chairman	122 818	122 133	10 529	10 529	133 347	132 662
Warwick Agnew(1)	—	—	—	—	—	—
Alex Beavers(2)	—	15 305	—	—	—	15 305
Stephen Bizzell(3)	30 571	47 753	—	—	30 571	47 753
Gillian Brown(4)	—	6 702	—	637	—	7 339
Tonianne Dwyer	40 209	40 209	3 820	3 820	44 029	44 029
Bill Shields	41 432	42 238	—	—	41 432	42 238
Jim Stening(5)	40 209	25 466	3 820	2 419	44 029	27 885
Karen Smith-Pomeroy(6)	43 855	—	4 166	—	48 021	—

Total	319 094	299 806	22 335	17 405	341 429	317 211

(1)	Appointed 13 November 2014 – From the date of appointment, no remuneration is payable to the Queensland Treasury representative
(2)	Resigned 13 November 2014
(3)	Resigned 12 March 2016
(4)	Resigned 20 August 2014
(5)	Appointed 13 November 2014
(6)	Appointed 9 July 2015

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NOTES TO THE FINANCIAL STATEMENTS

OTHER INFORMATION

For the year ended 30 June 2016

20	KEY MANAGEMENT PERSONNEL continued

(d)	Remuneration by category continued

(ii)	Executive management

Details of the nature and amount of each major element of the remuneration of the executive management personnel are as follows:

	SHORT-TERM EMPLOYMENT BENEFITS			POST-EMPLOYMENT BENEFITS	LONG-TERM BENEFITS	TOTAL
30 JUNE 2016	BASE $	SHORT-TERM INCENTIVE $	NON- MONETARY $	$	$	$
Chief Executive	640 675	418 341	26 111	24 242	18 461	1 127 830
Executive General Manager, Funding & Markets(1)	383 039	320 000	23 573	37 536	10 635	774 783
Chief Operating Officer	317 907	180 000	14 326	30 201	13 780	556 214
Executive General Manager, Client Services	321 983	195 000	14 326	19 242	11 805	562 356

Total	1 663 604	1 113 341	78 336	111 221	54 681	3 021 183

(1) Appointed 17 August 2015

	SHORT-TERM EMPLOYMENT BENEFITS			POST-EMPLOYMENT BENEFITS	LONG-TERM BENEFITS	TOTAL
30 JUNE 2015	BASE $	SHORT-TERM INCENTIVE $	NON- MONETARY $	$	$	$
Chief Executive	613 094	317 000	29 152	18 700	16 056	994 002
Executive General Manager, Funding & Markets	439 782	201 294	9 003	18 717	13 506	682 302
Chief Operating Officer	309 445	148 761	13 429	29 397	11 055	512 087
Executive General Manager, Client Services	298 985	147 451	13 429	18 717	8 090	486 672

Total	1 661 306	814 506	65 013	85 531	48 707	2 675 063

(e)	Other transactions

There were no loans to/from key management personnel during the financial year.

21	AUDITOR’S REMUNERATION

The external auditor (Auditor-General of Queensland) does not provide any consulting services to QTC. Details of amounts paid or payable to the auditor of QTC (GST exclusive) are shown below:

	2016 $	2015 $

Audit services
Audit and review of QTC financial statements	390 000	360 000

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NOTES TO THE FINANCIAL STATEMENTS

OTHER INFORMATION

For the year ended 30 June 2016

22	INVESTMENTS IN COMPANIES

Investments in the following companies are held at cost:

NAME	PRINCIPAL ACTIVITIES
Queensland Treasury Holdings Pty Ltd (QTH)	Holding company for a number of subsidiaries and strategic investments held on behalf of the State of Queensland
Queensland Lottery Corporation Pty Ltd	Holds the Golden Casket lottery licence and trade marks
DBCT Holdings Pty Ltd	Holds the bulk coal terminal tenure and facilities at Dalrymple Bay near Mackay, which it has leased under a long term lease arrangement
Queensland Airport Holdings (Mackay) Pty Ltd	Owns the Mackay airport land and infrastructure which it has leased under a 99 year lease arrangement
Queensland Airport Holdings (Cairns) Pty Ltd	Owns the Cairns airport land and infrastructure which it has leased under a 99 year lease arrangement
Brisbane Port Holdings Pty Ltd	Owns the Port of Brisbane tenure and infrastructure which it has leased under a 99 year lease arrangement
City North Infrastructure Pty Ltd	Project managed the procurement of the Airport Link, Northern Busway and Airport Round-about Upgrade projects

QTH is incorporated and domiciled in Brisbane, Australia. QTH holds a 100 per cent beneficial interest in the companies listed above. QTC does not apply the equity method to its investment in QTH (refer note 2 (o) Judgments and Assumptions).

23	DIVIDENDS

QTC pays dividends to the Queensland Government from time to time. A dividend of $47.0 million was provided for during the year (2015 $41.0 million).

24	EVENTS SUBSEQUENT TO BALANCE DATE

There are no matters or circumstances which have arisen since the end of the financial year that have significantly affected or may significantly affect the operations of QTC, the results of those operations or the state of affairs of QTC in future years.

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CERTIFICATE OF THE QUEENSLAND TREASURY CORPORATION

The foregoing general purpose financial statements have been prepared in accordance with the Financial Accountability Act 2009 and other prescribed requirements.

The Directors draw attention to note 2(a) to the financial statements, which includes a statement of compliance with International Financial Reporting Standards.

We certify that in our opinion:

(i)	the prescribed requirements for establishing and keeping the accounts have been complied with in all material respects

(ii)	the foregoing annual financial statements have been drawn up so as to present a true and fair view of Queensland Treasury Corporation’s assets and liabilities, financial position and financial performance for the year ended 30 June 2016, and

(iii)	the management report includes a fair review of the information required under article 3(2)(c) of the Law of January 11, 2008 on transparency requirements for issuers of securities on the Luxembourg Stock Exchange.

Signed in accordance with a resolution of the directors.

G P BRADLEY	P C NOBLE
Chairman	Chief Executive

Brisbane

12 August 2016

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INDEPENDENT AUDITOR’S REPORT

To the Capital Markets Board of Queensland Treasury Corporation

REPORT ON THE FINANCIAL REPORT

I have audited the accompanying financial report of Queensland Treasury Corporation, which comprises the balance sheet as at 30 June 2016, the statement of comprehensive income, statement of changes in equity and statement of cash flows for the year then ended, notes to the financial statements including significant accounting policies and other explanatory information, and certificates given by the Chairman and Chief Executive.

THE BOARD’S RESPONSIBILITY FOR THE FINANCIAL REPORT

The Capital Markets Board (the Board), as delegated by the Corporation Sole, is responsible for the preparation of the financial report that gives a true and fair view in accordance with prescribed accounting requirements identified in the Financial Accountability Act 2009 and the Financial and Performance Management Standard 2009, including compliance with Australian Accounting Standards. The Board’s responsibility also includes such internal control as the Board determines is necessary to enable the preparation of the financial report that gives a true and fair view and is free from material misstatement, whether due to fraud or error. In Note 2(a), the Board also states, in accordance with Accounting Standard AASB 101 Presentation of Financial Statements, that the financial statements comply with International Financial Reporting Standards.

AUDITOR’S RESPONSIBILITY

My responsibility is to express an opinion on the financial report based on the audit. The audit was conducted in accordance with the Auditor-General of Queensland Auditing Standards, which incorporate the Australian Auditing Standards. Those standards require compliance with relevant ethical requirements relating to audit engagements and that the audit is planned and performed to obtain reasonable assurance about whether the financial report is free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial report. The procedures selected depend on the auditor’s judgement, including the assessment of the risks of material misstatement of the financial report, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation of the financial report that gives a true and fair view in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control, other than in expressing an opinion on compliance with prescribed requirements. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of accounting estimates made by the Board, as well as evaluating the overall presentation of the financial report including any mandatory financial reporting requirements approved by the Treasurer for application in Queensland.

I believe that the audit evidence obtained is sufficient and appropriate to provide a basis for my audit opinion.

INDEPENDENCE

The Auditor-General Act 2009 promotes the independence of the Auditor-General and all authorised auditors. The Auditor-General is the auditor of all Queensland public sector entities and can be removed only by Parliament.

The Auditor-General may conduct an audit in any way considered appropriate and is not subject to direction by any person about the way in which audit powers are to be exercised. The Auditor-General has for the purposes of conducting an audit, access to all documents and property and can report to Parliament matters which in the Auditor-General’s opinion are significant.

OPINION

In accordance with s.40 of the Auditor-General Act 2009 –

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(a) I have received all the information and explanations which I have required; and

(b) in my opinion –

(i)	the prescribed requirements in relation to the establishment and keeping of accounts have been complied with in all material respects; and

(ii)	the financial report presents a true and fair view, in accordance with the prescribed accounting standards, of the transactions of the Queensland Treasury Corporation for the financial year 1 July 2015 to 30 June 2016 and of the financial position as at the end of that year; and

(iii)	the financial report also complies with International Financial Reporting Standards as disclosed in Note 2(a).

OTHER MATTERS – ELECTRONIC PRESENTATION OF THE AUDITED FINANCIAL REPORT

Those viewing an electronic presentation of these financial statements should note that audit does not provide assurance on the integrity of the information presented electronically and does not provide an opinion on any information which may be hyperlinked to or from the financial statements. If users of the financial statements are concerned with the inherent risks arising from electronic presentation of information, they are advised to refer to the printed copy of the audited financial statements to confirm the accuracy of this electronically presented information.

A M GREAVES FCA FCPA
Auditor-General of Queensland	Queensland Audit Office Brisbane

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REPORT 2015-16

MANAGEMENT REPORT

For the year ended 30 June 2016

REVIEW OF OPERATIONS

QTC made an operating loss for the year ended 30 June 2016 of AUD 861.746 million consisting of the following operating segment results:

CAPITAL MARKETS OPERATIONS

During the period from 1 July 2015 to 30 June 2016, QTC continued in its ordinary course of business as the State of Queensland’s central financing authority and corporate treasury services provider. The operating profit after tax for the year ended 30 June 2016 for the Capital Markets Operations segment was AUD 46.884 million.

LONG TERM ASSETS

QTC holds a portfolio of assets which were transferred to QTC by the State Government under an administrative arrangement. These assets are the investments of QTC’s Long Term Assets segment and were accumulated to fund superannuation and other long-term obligations of the State such as insurance and long service leave. In return for the portfolio of assets, QTC issued to the State fixed rate notes which has resulted in the State receiving a fixed rate of return on the notes, while QTC bears the impact of fluctuations in the value and returns on the asset portfolio.

During the year, funds previously set aside to meet the State’s long service leave obligations were withdrawn as part of the Queensland Government’s debt reduction plan. This reduced both the assets and the associated fixed rate note liability to the State.

The operating loss after tax for the Long Term Assets segment was AUD 908.630 million due to the interest rate on the liability exceeding earnings from the portfolio which returned positive outcomes for all major asset classes apart from global equities over the year.

The losses incurred in the Long Term Asset segment have no impact on QTC’s capacity to meet its obligations as there is no cash flow effect for QTC. In addition, under the Queensland Treasury Corporations Act 1988, any losses of the Corporation shall be the responsibility of the Consolidated Fund of the Queensland Government.

PRINCIPAL RISKS AND UNCERTAINTIES

Financial markets were volatile for much of the first half of 2015-16 given uncertainty around the timing of the first rate hike by the US Federal Reserve, a focus on economic growth in China and volatility in commodity and energy prices. During the second half, central bank easing helped stabilise risk assets and commodity prices although the heightened uncertainty leading up to the UK referendum and the final outcome resulted in a volatile finish to the financial year. Market conditions in 2016-17 will be influenced by the Federal Reserve’s hiking cycle, the extent of further policy easing by other major central banks and growth prospects of the Chinese and other emerging market economies. Despite these uncertainties, this is not expected to impact materially on QTC’s Capital Markets performance or its ability to fund the State’s borrowing requirement in 2016-17.

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APPENDICES

Appendix A – Statutory and mandatory disclosures	50

Appendix B – Glossary	51

Appendix C – Compliance checklist	52

Appendix D – Contacts	53

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APPENDIX A – STATUTORY AND MANDATORY DISCLOSURES

QTC is required to make various disclosures in its Annual Report. QTC is also required to make various disclosures on the Queensland Government’s Open Data website (qld.gov.au/ data) in lieu of inclusion in its Annual Report. This Appendix sets out those mandatory disclosure statements that are not included elsewhere in the report or made available on the Open Data website.

INFORMATION SYSTEMS AND RECORD KEEPING

During the year, QTC continued its compliance with the provisions of the Public Records Act 2002, and its implementation of the Information Standard 40: Recordkeeping and Information Standard 31: Retention and Disposal of Public Records.

QTC has continued its work with State Archives on the development of a QTC-specific Local Retention and Disposal Schedule, and provides training to staff in the appropriate management of public records in all formats, including email.

During the year, QTC continued to enhance its electronic document management system for improved information management and storage cost reduction.

PUBLIC SECTOR ETHICS ACT

QTC provides the following information pursuant to obligations under section 23 of the Public Sector Ethics Act 1994 (Qld) to report on action taken to comply with certain sections of the Act.

QTC employees are required to comply with QTC’s Code of Conduct for employees, which aligns with the ethics principles and values in the Public Sector Ethics Act 1994, as well as the Code of Ethics and Code of Conduct established by the Australian Financial Markets Association of which QTC is a member. Both codes are available to employees via QTC’s intranet. Copies of these codes can be inspected by contacting QTC’s Human Resources Group (see Appendix E for contact details). Appropriate education and training about the code of conduct has been provided to QTC staff.

QTC’s human resource management and corporate governance policies and practices ensure that QTC:

•	acts ethically with regard to its Code of Conduct and within appropriate law, policy and convention, and

•	addresses the systems and processes necessary for the proper direction and management of its business and affairs.

QTC is committed to:

•	observing high standards of integrity and fair-dealing in the conduct of its business, and

•	acting with due care, diligence and skill.

QTC’s Compliance Policy requires that QTC and all employees comply with the letter and the spirit of all relevant laws and regulations, industry standards, and relevant government policies, as well as QTC’s own policies and procedures.

REMUNERATION: BOARD AND COMMITTEE

For the year ending 30 June 2016, the remuneration and committee fees of the QTC Capital Market Board members (excluding superannuation contributions and non-monetary benefits) were as follows:

Board		Committee
Chairperson	$100,527	Chairperson	$6,658
Member	$33,551	Member	$5,152

The total remuneration payments made to the members of the QTC Capital Market Board was $329,442 and the total on-costs (including travel, accommodation, and hiring of motor vehicles for the members) was $34,117.

No payments in relation to remuneration or on-costs (including travel, accommodation, and hiring of motor vehicles for the members) were made to members of the Long Term Asset Advisory Board in the year ending 30 June 2016.

RELATED ENTITIES

The related entities in Note 22 are not equity accounted in the financial report of the Queensland Treasury Corporation. These entities (except City North Infrastructure Pty Ltd) are consolidated into Queensland Treasury’s financial report.

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APPENDIX B – GLOSSARY

Australian Government Guarantee (AGG): Also known as the Commonwealth Government Guarantee. In response to the global financial crisis, on 25 March 2009, the Australian Government provided a time-limited, voluntary guarantee over existing and new Australian state and territory government borrowing. On 16 June 2009, the Queensland Government took up the guarantee on all existing QTC AUD denominated benchmark bond lines (global and domestic) with a maturity date of between 12 months and 180 months (1-15 years). The RBA approved QTC’s application on 11 December 2009. The AGG was withdrawn for new borrowings after 31 December 2010.

Basis point: One hundredth of one per cent (0.01%).

Bond: A financial instrument where the borrower agrees to pay the investor a rate of interest for a fixed period of time. A typical bond will involve regular interest payments and a return of principal at maturity.

Commonwealth Government Guarantee (CGG): See Australian Government Guarantee above.

CP (commercial paper): A short-term money market instrument issued at a discount with the full face value repaid at maturity. CP can be issued in various currencies with a term to maturity of less than one year.

Credit rating: Measures a borrower’s creditworthiness and provides an international framework for comparing the credit quality of issuers and rated debt securities. Rating agencies allocate three kinds of ratings: issuer credit ratings, long-term debt and short-term debt. Issuer credit ratings are among the most widely watched. They measure the creditworthiness of the borrower including its capacity and willingness to meet financial obligations. QTC has a strong rating from two rating agencies—Standard & Poor’s, and Moody’s.

Fixed Income Distribution Group: A group of financial intermediaries who market and make prices in QTC’s debt instruments.

Floating rate notes (FRNs): A debt instrument which pays a variable rate of interest (coupon) at specified dates over the term of the debt, as well as repaying the principal of the maturity date. The floating rate is usually a money market reference rate, such as BBSW, plus a fixed margin. Typically the interest is paid quarterly or monthly.

GOC: Government-owned corporation.

Issue price: The price at which a new security is issued in the primary market.

Liquid: Markets or instruments are described as being liquid, and having depth, if there are enough buyers and sellers to absorb sudden shifts in supply and demand without price distortions.

Market value: The price at which an instrument can be purchased or sold in the current market.

MTN (Medium-Term Note): A financial debt instrument that can be structured to meet an investor’s requirements in regards to interest rate basis, currency and maturity. MTNs usually have maturities between 9 months and 30 years.

QTC: Queensland Treasury Corporation.

RBA: Reserve Bank of Australia.

T-Note (Treasury Note): A short-term money market instrument issued at a discount with the full face value repaid at maturity. T-Notes are issued in Australian dollars with a term to maturity of less than 1 year.

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APPENDIX C – COMPLIANCE CHECKLIST

SUMMARY OF REQUIREMENT		BASIS FOR REQUIREMENT	ANNUAL REPORT REFERENCE
LETTER OF COMPLIANCE	A letter of compliance from the accountable officer or statutory body to the relevant Minister/s	ARRs – section 8	Page 1

ACCESSIBILITY	Table of contents Glossary	ARRs – section 10.1	Inside front cover Appendix B
	Public availability	ARRs – section 10.2	Appendix D
	Interpreter service statement	Queensland Government Language Services Policy ARRs – section 10.3	Appendix D
	Copyright notice	Copyright Act 1968 ARRs – section 10.4	Back cover

GENERAL INFORMATION	Introductory Information	ARRs – section 11.1	Page 2
	Agency role and main functions	ARRs – section 11.2	Page 2-3, back cover
	Operating environment	ARRs – section 11.3	Pages 3-11, 13

NON-FINANCIAL PERFORMANCE	Government’s objectives for the community	ARRs – section 12.1	Pages 6-11
	Agency objectives and performance indicators	ARRs – section 12.3	Pages 4-11

FINANCIAL PERFORMANCE	Summary of financial performance	ARRs – section 13.1	Pages 4-5, Notes to Financial Statements: Pages 22-45

GOVERNANCE –	Organisational structure	ARRs – section 14.1	Pages 12-16
MANAGEMENT	Executive management	ARRs – section 14.2	Page 5, 16
AND STRUCTURE	Public Sector Ethics Act 1994	Public Sector Ethics Act 1994	Appendix A
ARRs – section 14.4

GOVERNANCE –	Risk management	ARRs – section 15.1	Page 10
RISK MANAGEMENT	Audit committee	ARRs – section 15.2	Pages 12-13
AND ACCOUNTABILITY	Internal audit	ARRs – section 15.3	Page 16
	Information systems and recordkeeping	ARRs – section 15.5	Appendix A

GOVERNANCE – HUMAN RESOURCES	Workforce planning and performance	ARRs – section 16.1	Pages 10-11

OPEN DATA	Consultancies	ARRs – section 17	Appendix A
ARRs – section 34.1
	Overseas travel	ARRs – section 17	Appendix A
ARRs – section 34.2
	Queensland Language Services Policy	ARRs – section 17 ARRs – section 34.3	Appendix A

FINANCIAL STATEMENTS	Certification of financial statements	FAA – section 62 FPMS – sections 42, 43 and 50	Page 45
ARRs – section 18.1
	Independent Auditor’s Report	FAA – section 62	Pages 46-47
FPMS – section 50
ARRs – section 18.2

Note: This checklist excludes reference to any requirements that do not apply to QTC for the current reporting period.

FAA: Financial Accountability Act 2009; FPMS: Financial and Performance Management Standard 2009; ARRs: Annual report requirements for Queensland Government agencies

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APPENDIX D – CONTACTS

QUEENSLAND TREASURY CORPORATION

Level 6, 123 Albert Street
Brisbane Queensland Australia

GPO Box 1096
Brisbane Queensland
Australia 4001

Telephone:	+61 7 3842 4600
Facsimile:	+61 7 3221 4122

Email:	enquiry@qtc.com.au
Internet:	www.qtc.com.au

Queensland Treasury Corporation’s annual and half-yearly reports (ISSN 1837-1256 print; ISSN 1837-1264 online) are available on QTC’s website at www.qtc.com.au/about-qtc/annual-reports. If you would like a copy of a report posted to you, please call QTC’s reception on +61 7 3842 4600.

If you would like to comment on a report, please complete the online enquiry form located on our website.

Telephone
Queensland Treasury Corporation Reception	+61 7 3842 4600
Stock Registry (Link Market Services Ltd)	1800 777 166

QTC is committed to providing accessible services to Queensland residents from culturally and linguistically diverse backgrounds. If you have difficulty understanding this report, please contact QTC’s reception on +61 7 3842 4600 and we will arrange for an interpreter to assist you.

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APPENDIX D – CONTACTS continued

DEALER PANELS AS AT 30 JUNE 2016

Note: actual dealer entities may vary depending on the facility and location of the dealer.

DOMESTIC AND GLOBAL AUD BOND FACILITY DISTRIBUTION GROUP	TELEPHONE
Australia and New Zealand Banking Group Ltd
Domestic (Australia)	+61 2 8037 0220
Global (London)	+44 203 229 2070
Bank of America Merrill Lynch
Domestic (Australia)	+61 2 9226 5570
Global (London)	+44 207 995 6750
BNP Paribas
Domestic (Australia)	+61 2 9025 5011
Global (London)	+44 207 595 8231
Citigroup Global Markets Australia Ltd
Domestic (Australia)	+61 2 8225 6450
Global (London)	+44 207 986 9521
Commonwealth Bank of Australia
Domestic (Australia)	+61 2 9117 0020
Global (London)	+44 207 329 6444
Deutsche Capital Markets Australia[1]
Domestic (Australia)	+61 2 8258 1444
Global (London)	+44 207 547 1931
JP Morgan
Domestic (Australia)	+61 2 9003 7905
Global (London)	+44 207 742 1829
National Australia Bank Ltd
Domestic (Australia)	+61 2 9295 1166
Global (London)	+44 207 726 2747
Nomura International Plc
Domestic (Australia)	+61 2 8062 8000
Global (London)	+44 207 103 6631
RBC Capital Markets
Domestic (Australia)	+61 2 9033 3222
Global (London)	+44 207 029 0094
UBS Investment Bank[2]
Domestic (Australia)	+61 2 9324 2222
Global (London)	+44 207 567 3645
Westpac Banking Corporation
Domestic (Australia)	+61 2 8204 2711
Global (London)	+44 207 7621 7620

PANEL MEMBERS	TELEPHONE
QTC Treasury Note Facility Dealer Panel
Australia and New Zealand	+61 2 8037 0360
Banking Group Ltd
Commonwealth Bank of Australia Ltd (Sydney)	+61 2 9117 0020
Deutsche Bank AG (Sydney)	+61 2 8258 2288
National Australia Bank Ltd (Sydney)	+61 2 9295 1133
Westpac Banking Corporation Ltd (Sydney)	+61 2 8204 2744
US Commercial Paper Facility Dealer Panel
Bank of America Merrill Lynch	+1 646 855 9561
Citigroup Global Markets Inc (New York)	+1 212 723 6252
UBS Securities	+1 203 719 7014
Multicurrency Euro Commercial Paper Facility Dealer Panel
Bank of America Merrill Lynch	+44 207 996 8904
Barclays Bank Plc (London)	+44 207 773 7863
Citigroup International Plc (Hong Kong)[3]	+852 2501 2974
National Australia Bank Limited	+852 2526 5892
(Hong Kong and London)
UBS Ltd (London)	+44 207 329 0203
Multicurrency Euro Medium-Term Note Facility Dealer Panel[4]
Includes all Domestic and Global AUD Bond
Facility Distribution Group
Multicurrency US Medium-Term Note Facility Dealer Panel
Australia and New Zealand	+1 212 801 9160
Banking Group Limited
Bank of America Merrill Lynch	+1 646 855 8032
BNP Paribas	+1 212 471 8240
Citigroup (New York)	+1 212 723 6171
Commonwealth Bank of Australia	+44 207 329 6444
Daiwa Capital Markets Europe Limited	+61 3 9916 1313
Deutsche Bank Securities Inc (New York)[3]	+1 212 250 6801
JP Morgan	+1 212 834 4533
National Australia Bank (New York)	+1 212 916 9677
RBC Capital Markets (New York)	+1 212 858 8343
UBS Investment Bank	+1 203 719 1830

1	Lead Manager – United States
2	Lead Manager – Europe
3	Lead Arranger
4	Lead Arranger – UBS Ltd (London)

54

QUEENSLAND TREASURY CORPORATION	ANNUAL
REPORT 2015-16

APPENDIX D – CONTACTS continued

ISSUING AND PAYING AGENTS

	CONTACT	TELEPHONE	FACSIMILE	EMAIL
AUD Treasury Notes Austraclear Services Ltd Sydney	Help Desk	1300 362 257	+61 2 9256 0456	cad@asx.com.au
AUD Domestic Bonds Link Market Services Ltd	Markings/Transfers	+61 2 8571 6488	+61 2 9287 0315	qtcops@linkmarketservices.com.au
AUD Global Bonds Deutsche Bank Trust Company Americas	Client Services	+1 904 645 1216	+1 615 866 3887	dwac.processing@db.com
Euro Commercial Paper Deutsche Bank AG, London	Client Services	+44 207 545 8000	+44 207 547 6149	tss-gds.row@db.com
US Commercial Paper Deutsche Bank Trust Company Americas	Client Services	+1 866 770 0355	+1 732 578 2655	mmi.operations@db.com
Euro Medium-Term Notes Deutsche Bank AG, London	Client Services	+44 207 545 8000	+44 207 547 6149	tss-gds.row@db.com
US Medium-Term Notes Deutsche Bank Trust Company Americas	Client Services	+1 866 797 2808	+1 212 461 4450	mtn.operations@db.com

INFORMATION FOR INSTITUTIONAL INVESTORS

Core to its key funding principles, QTC is committed to being open and transparent with investors and its partners in the financial markets.

Through its website, QTC provides a range of information for investors on its various funding facilities and annual borrowing program. The website also hosts an analysts’ centre with information and links about Australia and Queensland to help investors gain a better understanding of:

•	the different levels of government in Australia

•	the forms of fiscal support the Australian Government provides to the states and territories

•	relevant governance practices, legislation and polices

•	financial data and budget information, and

•	economic and trade data.

QTC also offers investors the ability to subscribe to quarterly funding updates in English, Japanese, as well as Modern Chinese and Traditional Chinese.

Website: qtc.qld.gov.au/institutional-investors

Quarterly investor updates: Subscribe from the institutional investor section of the website

Invest in QTC app: QTC’s ‘Invest in QTC’ app has a library of publications about QTC and Queensland for institutional investors and is available from the App Store and Google Play.

Note: App is not available in the United States.

Bloomberg ticker: qtc

55

Level 6 123 Albert Street Brisbane Q 4000 GPO Box 1096 Brisbane Q Australia 4001 Telephone: +61 7 3842 4600 Facsimile: +61 7 3221 4122 www.qtc.com.au

© Queensland Treasury Corporation 2016